CREDIT AGREEMENT

                              among

                     BERRY PETROLEUM COMPANY
                           as Borrower,

                    NATIONSBANK OF TEXAS, N.A.
                             as Agent

                               and

     The Financial Institutions Listed on Schedule 1 Hereto,
                             as Banks


                           $150,000,000



                              dated

                         December 1, 1996

ARTICLE I TERMS DEFINED  . . . . . . . . . . . . . . . . . . .  1

     SECTION 1.1.  Definitions . . . . . . . . . . . . . . . .  1
     SECTION 1.2.  Accounting Terms and Determinations . . . . 16
     SECTION 1.3.  Petroleum Terms . . . . . . . . . . . . . . 17

ARTICLE II THE CREDIT  . . . . . . . . . . . . . . . . . . . . 17

     SECTION 2.1.  Commitments . . . . . . . . . . . . . . . . 17
     SECTION 2.2.  Method of Borrowing . . . . . . . . . . . . 20
     SECTION 2.3.  Method of Obtaining Letters of Credit . . . 23
     SECTION 2.4.  Notes . . . . . . . . . . . . . . . . . . . 24
     SECTION 2.5.  Interest Rates. . . . . . . . . . . . . . . 24
     SECTION 2.6.  Mandatory Repayments
                  after Conversion Date. . . . . . . . . . . . 25
     SECTION 2.7.  Voluntary Prepayments . . . . . . . . . . . 25
     SECTION 2.8.  Mandatory Reduction of Commitments. . . . . 26
     SECTION 2.9.  Voluntary Reduction of Commitments
                  and Prepayment of Loans. . . . . . . . . . . 26
     SECTION 2.10. Termination of Commitments; Final
                  Maturity; Maturity of Eurodollar and
                  Competitive Bid Loans. . . . . . . . . . . . 26
     SECTION 2.11. Application of Payments . . . . . . . . . . 26
     SECTION 2.12. Commitment Fee. . . . . . . . . . . . . . . 26
     SECTION 2.13. Agency Fee. . . . . . . . . . . . . . . . . 27

ARTICLE III BORROWING BASE . . . . . . . . . . . . . . . . . . 27

     SECTION 3.1.  Reserve Report; Proposed Borrowing Base . . 27
     SECTION 3.2.  Scheduled Redeterminations of the
          Borrowing
                  Base; Procedures and Standards . . . . . . . 27
     SECTION 3.3.  Special Redetermination . . . . . . . . . . 28
     SECTION 3.4.  Borrowing Base Deficiency . . . . . . . . . 28
     SECTION 3.5.  Initial Borrowing Base. . . . . . . . . . . 29

ARTICLE IV GENERAL PROVISIONS  . . . . . . . . . . . . . . . . 29

     SECTION 4.1.  Delivery and Endorsement of Notes . . . . . 29
     SECTION 4.2.  General Provisions as to Payments . . . . . 29
     SECTION 4.3.  Computation of Interest . . . . . . . . . . 30
     SECTION 4.4.  Overdue Principal and Interest. . . . . . . 30
     SECTION 4.5.  Capital Adequacy. . . . . . . . . . . . . . 30
     SECTION 4.6.  Taxes . . . . . . . . . . . . . . . . . . . 31
     SECTION 4.7.  Limitation on Number of Eurodollar Loans
                  and Competitive Bid Loans. . . . . . . . . . 31

     SECTION 4.8.  Foreign Lenders, Participants, and
          Assignees. . . . . . . . . . . . . . . . . . . . . . 31
     SECTION 4.9.  Replacement of a Bank . . . . . . . . . . . 32

ARTICLE V SPECIAL PROVISIONS REGARDING EURODOLLAR LOANS  . . . 32

     SECTION 5.1.  Funding Losses. . . . . . . . . . . . . . . 32
     SECTION 5.2.  Basis  for Determining Interest Rate
          Applicable
                  to Eurodollar Loans Inadequate . . . . . . . 32
     SECTION 5.3.  Illegality of Eurodollar Loans. . . . . . . 33
     SECTION 5.4.  Increased Cost of Eurodollar Loans. . . . . 33
     SECTION 5.5.  Alternative Loans Substituted for
                  Affected Eurodollar Loans. . . . . . . . . . 34
     SECTION 5.6.  Discretion of Banks as to Manner of
          Funding  . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE VI CONDITIONS  . . . . . . . . . . . . . . . . . . . . 35

     SECTION 6.1.  Conditions to Initial Borrowing and
                  Participation in Letter of Credit Exposure . 35
     SECTION 6.2.  Conditions to Each Borrowing and
          Participation
                  in Letter of Credit Exposure . . . . . . . . 36
     SECTION 6.3.  Materiality of Conditions . . . . . . . . . 37

ARTICLE VII REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 37

     SECTION 7.1.  Corporate Existence and Power (Borrower). . 37
     SECTION 7.2.  Existence and Power (Subsidiaries). . . . . 37
     SECTION 7.3.  Corporate and Governmental
                  Authorization; Contravention . . . . . . . . 37
     SECTION 7.4.  Binding Effect. . . . . . . . . . . . . . . 38
     SECTION 7.5.  Financial Information . . . . . . . . . . . 38
     SECTION 7.6.  Litigation. . . . . . . . . . . . . . . . . 38
     SECTION 7.7.  ERISA . . . . . . . . . . . . . . . . . . . 38
     SECTION 7.8.  Taxes and Filing of Tax Returns . . . . . . 39
     SECTION 7.9.  Ownership of Properties Generally . . . . . 40
     SECTION 7.10. Mineral Properties. . . . . . . . . . . . . 40
     SECTION 7.11. [intentionally deleted] . . . . . . . . . . 40
     SECTION 7.12. Licenses, Permits, Etc. . . . . . . . . . . 40
     SECTION 7.13. Compliance with Law . . . . . . . . . . . . 40
     SECTION 7.14. Full Disclosure . . . . . . . . . . . . . . 41
     SECTION 7.15. Corporate Structure . . . . . . . . . . . . 41
     SECTION 7.16. Environmental Matters . . . . . . . . . . . 41
     SECTION 7.17. Burdensome Obligations. . . . . . . . . . . 42
     SECTION 7.18. Fiscal Year . . . . . . . . . . . . . . . . 42
     SECTION 7.19. No Default. . . . . . . . . . . . . . . . . 42
     SECTION 7.20. Government Regulation . . . . . . . . . . . 42
     SECTION 7.21. Insider . . . . . . . . . . . . . . . . . . 42

     SECTION 7.22. Gas Balancing Agreements and Advance
          Payment Contracts. . . . . . . . . . . . . . . . . . 42

ARTICLE VIII AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . 43

     SECTION 8.1.  Information . . . . . . . . . . . . . . . . 43
     SECTION 8.2.  Maintenance of Existence. . . . . . . . . . 45
     SECTION 8.3.  Right of Inspection . . . . . . . . . . . . 45
     SECTION 8.4.  Maintenance of Insurance. . . . . . . . . . 46
     SECTION 8.5.  Payment of Taxes and Claims . . . . . . . . 46
     SECTION 8.6.  Compliance with Laws and Documents. . . . . 46
     SECTION 8.7.  Operation of Properties and Equipment . . . 46
     SECTION 8.8.  Environmental Law Compliance. . . . . . . . 47
     SECTION 8.9.  ERISA Reporting Requirements. . . . . . . . 47
     SECTION 8.10. Additional Documents. . . . . . . . . . . . 48

ARTICLE IX NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . 48

     SECTION 9.1.  Incurrence of Debt. . . . . . . . . . . . . 49
     SECTION 9.2.  Restrictions on Distributions . . . . . . . 49
     SECTION 9.3.  Negative Pledge . . . . . . . . . . . . . . 49
     SECTION 9.4.  Consolidations and Mergers. . . . . . . . . 49
     SECTION 9.5.  Asset Dispositions. . . . . . . . . . . . . 49
     SECTION 9.6.  Amendments to Organizational Documents. . . 49
     SECTION 9.7.  Use of  Proceeds. . . . . . . . . . . . . . 50
     SECTION 9.8.  Investments . . . . . . . . . . . . . . . . 50
     SECTION 9.9.  Transactions with Affiliates. . . . . . . . 50
     SECTION 9.10. ERISA  . .  . . . . . . . . . . . . . . . . 50
     SECTION 9.11. Hedge Transactions. . . . . . . . . . . . . 50
     SECTION 9.12. Fiscal Year . . . . . . . . . . . . . . . . 50
     SECTION 9.13. Change in Business. . . . . . . . . . . . . 51

ARTICLE X FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . 51

     SECTION 10.1.  Minimum Consolidated Tangible Net Worth
          of Borrower. . . . . . . . . . . . . . . . . . . . . 51

ARTICLE XI DEFAULTS  . . . . . . . . . . . . . . . . . . . . . 51

     SECTION 11.1.  Events of Default. . . . . . . . . . . . . 51

ARTICLE XII AGENT  . . . . . . . . . . . . . . . . . . . . . . 53

     SECTION 12.1.  Appointment and Authorization. . . . . . . 53
     SECTION 12.2.  Agent and Affiliates . . . . . . . . . . . 53
     SECTION 12.3.  Action by Agent. . . . . . . . . . . . . . 54
     SECTION 12.4.  Consultation with Experts. . . . . . . . . 54
     SECTION 12.5.  LIABILITY OF AGENT . . . . . . . . . . . . 54

     SECTION 12.6.  Delegation of Duties . . . . . . . . . . . 54
     SECTION 12.7.  Indemnification. . . . . . . . . . . . . . 55
     SECTION 12.8.  Credit Decision. . . . . . . . . . . . . . 55
     SECTION 12.9.  Successor Agent. . . . . . . . . . . . . . 55

ARTICLE XIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . 56

     SECTION 13.1.  Notices. . . . . . . . . . . . . . . . . . 56
     SECTION 13.2.  No Waivers . . . . . . . . . . . . . . . . 56
     SECTION 13.3.  Expenses; Documentary Taxes;
          Indemnification  . . . . . . . . . . . . . . . . . . 56
     SECTION 13.4.  Right and Sharing of Set-Offs. . . . . . . 57
     SECTION 13.5.  Amendments and Waivers . . . . . . . . . . 58
     SECTION 13.6.  Survival . . . . . . . . . . . . . . . . . 58
     SECTION 13.7.  Limitation on Interest . . . . . . . . . . 58
     SECTION 13.8.  Invalid Provisions . . . . . . . . . . . . 59
     SECTION 13.9.  Waiver of Consumer Credit Laws . . . . . . 59
     SECTION 13.10. Successors and Assigns . . . . . . . . . . 59
     SECTION 13.11. TEXAS LAW. . . . . . . . . . . . . . . . . 60
     SECTION 13.12. [Intentionally Deleted]. . . . . . . . . . 60
     SECTION 13.13. Counterparts; Effectiveness. . . . . . . . 60
     SECTION 13.14. No Third Party Beneficiaries . . . . . . . 61
     SECTION 13.15. COMPLETE AGREEMENT . . . . . . . . . . . . 61
     SECTION 13.16. WAIVER OF JURY TRIAL . . . . . . . . . . . 61

                         EXHIBITS

     EXHIBIT A  FORM OF COMMITTED NOTE
     EXHIBIT B  FORM OF COMPETITIVE BID NOTE
     EXHIBIT C  FORM OF COMPETITIVE BID REQUEST
     EXHIBIT D  FORM OF NOTICE OF COMPETITIVE BID REQUEST
     EXHIBIT E  FORM OF COMPETITIVE BID
     EXHIBIT F  FORM OF REQUEST FOR COMMITTED LOANS
     EXHIBIT G  FORM OF REQUEST FOR LETTER OF CREDIT
     EXHIBIT H  FORM OF CERTIFICATE OF OWNERSHIP
     EXHIBIT I  FORM OF CERTIFICATE OF FINANCIAL OFFICER
     EXHIBIT J  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                         SCHEDULES

     SCHEDULE 1  FINANCIAL INSTITUTIONS
     SCHEDULE 2  INVESTMENT GUIDELINES
     SCHEDULE 3  LITIGATION
     SCHEDULE 4  ENVIRONMENTAL DISCLOSURE
     SCHEDULE 5  PRINCIPAL SHAREHOLDERS

     THIS AGREEMENT (herein so called) is entered into effective as of the 1st day of December, 1996, among BERRY PETROLEUM COMPANY, a Delaware corporation ("Borrower"), NATIONSBANK OF TEXAS, N.A., as Agent ("Agent"), and the financial institutions listed on Schedule 1 hereto as Banks (individually a "Bank" and collectively "Banks").

                       W I T N E S S E T H:

     WHEREAS, Borrower has requested that Banks provide Borrower with a revolving/term credit facility and Banks are willing to provide such facility on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, pursuant to Article XII of this Agreement, NationsBank of Texas, N.A. has been appointed Agent for Banks hereunder.

     NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Agent and Banks agree as follows:


                            ARTICLE I

                          TERMS DEFINED

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Additional Interest" has the meaning set forth in Section 2.5(d).

     "Adjusted Eurodollar Rate" applicable to any Interest Period, means a rate per annum equal to the quotient obtained (rounded upwards, if necessary to the next higher 1/100 of 1%) by dividing (i) the applicable Eurodollar Rate by (ii) 1.00 minus the Eurodollar Reserve Percentage.

     "Advance Payment Contract" means any contract whereby Borrower or any of its Subsidiaries either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an "Advance
Payment") to be applied toward payment of the purchase price of hydrocarbons produced or to be produced from Mineral Interests owned by Borrower or any of its Subsidiaries and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard "take or pay" provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

     "Affiliate" means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to Borrower, means, any director or executive officer of Borrower and any Person who holds ten percent (10%) or more of the voting stock of Borrower. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.

     "Agent" means NationsBank of Texas, N.A. in its capacity as agent for Banks hereunder or any successor thereto.

     "Agreement" shall mean this Agreement as the same may hereafter be modified, amended or supplemented pursuant to Section
13.5.

     "Applicable Environmental Law" means any Law affecting any real or personal property owned, operated or leased by Borrower or any Subsidiary of Borrower or any other operation of Borrower or any Subsidiary of Borrower in any way pertaining to health or the environment, including, without limitation, health and environmental Laws, and further including without limitation, (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as "CERCLA"), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time herein referred to as "RCRA"), (c) the Safe Drinking Water Act, as amended from time to time,
(d) the Toxic Substances Control Act, as amended from time to time, (e) the Clean Air Act, as amended from time to time, (f) the Occupational Safety and Health Act of 1970, as amended from time to time, and (g) any Laws which may now or hereafter require removal of asbestos or other hazardous wastes or impose any liability related to asbestos or other hazardous wastes. The terms "hazardous substance", "petroleum", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; and provided further, that to the extent the Laws of any nation, province, state or political subdivision of any of the foregoing in which any real or personal property owned, operated or leased by Borrower or any Subsidiary of Borrower is located establish a meaning for "hazardous substance", "petroleum", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     "Applicable Margin" means, on any date, with respect to each Type of Loan, the amount determined in accordance with the table below by reference to the ratio of (a) Outstanding Credit on such date, to (b) the Borrowing Base in effect on such date; provided, that, so long as the Outstanding Credit is equal to or less than $50,000,000, the Applicable Margin for Base Rate Loans shall be 0% and the Applicable Margin for Committed Eurodollar Loans shall be .60%:


  Ratio of Outstanding      Applicable Margin       Applicable Margin for
Credit to Borrowing Base   for Base Rate Loans    Committed Eurodollar Loans


   <= .50 to 1                      0%                         .60%


>.50 to 1 <= .75 to 1               0%                         .75%


   > .75 to 1                     .25%                        1.00%


     "Approved Petroleum Engineer" means DeGolyer and MacNaughton or any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by the Required Banks, such approval not to be unreasonably withheld.

     "Authorized Officer" means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, any of its Vice Presidents, its Treasurer or its Corporate Secretary.

     "Availability" means, as of any date, the remainder of (a) the Borrowing Base in effect on such date, minus (b) the Outstanding Credit on such date.

     "Bank" means any financial institution reflected on Schedule 1 hereto as having a Commitment and its successors and permitted Assignees, and "Banks" shall mean all of Banks.

     "Base Rate" means the floating rate of interest established from time to time by Agent as its "prime rate" of interest, which rate is not the lowest rate of interest charged by Agent, each change in the Base Rate to become effective without notice to Borrower on the effective date of each such change.

     "Base Rate Loan" means a Loan bearing interest with reference to the Base Rate.

     "Borrower" means Berry Petroleum Company, a Delaware corporation.

     "Borrowing" means a Competitive Bid Borrowing or a Committed
Borrowing.

     "Borrowing Base" has the meaning set forth in Section 3.2 hereof.

     "Borrowing Base Deficiency" means, as of any date, the amount, if any, by which the Outstanding Credit on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent it is secured by cash or U.S. Treasury securities in the manner contemplated by
Section 2.1(b).

     "Borrowing Base Properties" means (a) the Mineral Interests owned by Borrower on the Closing Date located in the South Midway Sunset, North Midway Sunset and Montalvo Fields, in Kern and Ventura Counties,
California, and (b) any other Proved Mineral Interest acquired by Borrower after the Closing Date in a single transaction for a cash purchase price in excess of $1,000,000.

     "Closing Date" means December 1, 1996.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of a single Type and having the same Interest Period from each of Banks distributed ratably among Banks in the manner described in
Section 2.1(a).

     "Committed Loan" means a Loan from a Bank to Borrower pursuant to
Section 2.2.2, which shall be a Base Rate Loan or a Eurodollar Loan.

     "Committed Note" means a promissory note of Borrower payable to the order of a Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of Borrower to such Bank resulting from Committed Loans made by such Bank to Borrower, together with all modifications, extensions, renewals and rearrangements thereof; and "Committed Notes" means all Committed Notes.

     "Commitment" means, with respect to each Bank, the amount indicated opposite the name of such Bank on Schedule 1 hereto, as such amount is reduced from time to time in accordance with the provisions hereof.

     "Commitment Fee Percentage" means, on any date, a per annum percentage determined in accordance with the table below by reference to the ratio of (a) the Outstanding Credit on such date, to (b) the Borrowing Base in effect on such date; provided, that, so long as the Outstanding Credit is equal to or less than $50,000,000, the Commitment Fee Percentage shall be .20%:


    Ratio of Outstanding                         Commitment Fee
    Credit to Borrowing Base                        Percentage


       <=.50 to 1                                       .20%

   > .50 to 1 <= .75 to 1                               .25%

      > .75 to 1                                        .35%


     "Commitment Percentage" means, with respect to each Bank, the percentage determined by dividing its Commitment by the Total Commitment.

     "Competitive Bid" means an offer by a Bank to make a Competitive Bid Loan pursuant to Section 2.2.1.

     "Competitive Bid Availability" means, on any date, the remainder of
(a) (i) seventy-five percent (75%) of the Borrowing Base in effect on such date, or (ii) if the Borrowing Base is then $50,000,000 or less, one hundred percent (100%) of the Borrowing Base in effect on such date, minus (b) the Outstanding Credit on such date.

     "Competitive Bid Borrowing" means a borrowing hereunder consisting of a single Competitive Bid Loan from a Bank or simultaneous Competitive Bid Loans from each Bank whose Competitive Bid, as all or as part of such Competitive Bid Borrowing, has been accepted by Borrower under the bidding procedure described in Section 2.2.1.

     "Competitive Bid Loan" means a Loan from a Bank to Borrower pursuant to the bidding procedure described in Section 2.2.1.

     "Competitive Bid Note" means a promissory note of Borrower payable to the order of a Bank, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of Borrower to such Bank resulting from the Competitive Bid Loans made by such Bank to Borrower, together with all modifications, extensions, renewals and rearrangements thereof; and "Competitive Bid Notes" means all Competitive Bid Notes.

     "Competitive Bid Rate" means, as to any Competitive Bid made by a Bank pursuant to Section 2.2.1, the fixed rate of interest offered by the Bank making such Competitive Bid expressed as a decimal to no more than four decimal places.

     "Competitive Bid Request" means a request for Competitive Bids to be made pursuant to Section 2.2.1 which Competitive Bid Request shall be in the form of Exhibit C.

     "Consolidated Net Income" means, for any Person for any period, consolidated net earnings (after income taxes) of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Subsidiary" or "Consolidated Subsidiaries" means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.

     "Consolidated Tangible Net Worth" means, for any Person at any time, the consolidated shareholder's equity of such Person at such time, less the consolidated Intangible Assets of such Person at such time. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated shareholder's equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and organization expenses.

     "Conversion Date" means November 30, 1999.

     "Debt" means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms, and (g) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through
(f) preceding.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Distribution" by any Person, means (a) with respect to any stock issued by such Person or any partnership interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock or any partnership interest of any Person, and (c) any other payment by such Person with respect to such stock or partnership interest.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which national banks in Dallas, Texas, are authorized by Law to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address identified on Schedule 1 hereto as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Agent.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any corporation or trade or business under common control with Borrower as determined under section 414(b), (c), (m) or (o) of the Code.

     "Eurodollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Eurodollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Agent.

     "Eurodollar Loan" means a Loan bearing interest with reference to the Adjusted Eurodollar Rate. Each Eurodollar Loan having a different Interest Period shall be deemed to be a separate Eurodollar Loan.

     "Eurodollar Rate" applicable to any Interest Period means the rate per annum determined by Agent (rounded upward, if necessary, to the next higher 1/100th of 1%) at which deposits in dollars are offered to Agent by first class banks in the London interbank market at approximately 10:00 a.m. (Dallas, Texas time) two (2) Eurodollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period. Agent shall determine the Eurodollar Rate and shall notify Borrower and Banks as soon as practicable.

     "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Dallas, Texas in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Events of Default" has the meaning set forth in Section 11.1.

     "Exhibit" refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

     "Financial Officer" of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, "Financial Officer" shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

     "Fiscal Quarters" means the three month periods ending on March 31, June 30, September 30 and December 31.

     "Fiscal Year" means the period from and including January 1 of each year to and including December 31 of such year.

     "Fully Funded" means, with respect to any Bank at the time in question, that such Bank is prohibited from making any further Loans pursuant to the Single Bank Credit Limit.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its

Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower and its Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board
(or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

     "Gas Balancing Agreement" means any agreement or arrangement whereby Borrower or any of its Subsidiaries or any other party having an interest in any hydrocarbons to be produced from Mineral Interests in which Borrower or any of its Subsidiaries have a right to take more than its proportionate share of production therefrom.

     "Governmental Authority" means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hedge Transaction" means a transaction pursuant to which Borrower or its Subsidiaries hedge the price to be received by them for future production of hydrocarbons, including price swap agreements under which Borrower or its Subsidiaries agree to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay Borrower or its Subsidiaries a fixed price for the same or similar amount of hydrocarbons.

     "Initial Reserve Report" means that certain Appraisal Report dated February 12, 1996 prepared by DeGolyer and MacNaughton as of December 31, 1995, setting forth an engineering and economic analysis of certain Mineral Interests owned by Borrower on the Closing Date, including, without limitation, the Mineral Interests described in clause (a) of the definition of "Borrowing Base Properties."

     "Interest Period" means: (a) with respect to each Borrowing comprised of Eurodollar Loans, the period commencing on the date of such Borrowing and ending one (1), two (2), three (3) or six (6), and, if available to Banks, nine (9) or twelve (12) months thereafter, as Borrower may elect in the applicable Request for Committed Loans;
provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

          (ii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause
               (iii) below, end on the last Eurodollar Business Day of a calendar month; and

          (iii) if any Interest Period includes a date on which any payment of principal of such Loans is required to be made hereunder, but does not end on such date, then (A) the principal amount of each Eurodollar Loan required to be repaid on such date shall have an Interest Period ending on such date, and
                (B) the remainder of each such Eurodollar Loan shall have an Interest Period determined as set forth above; and

     (b) with respect to each Competitive Bid Borrowing, the period commencing on the date of such Borrowing and ending 7, 30, 60 or 90 days thereafter as Borrower may elect in the applicable Competitive Bid Request; provided, that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (ii)(A) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (ii) if any Interest Period includes a date on which any payment of principal of the Loans is required to be made hereunder, but does not end on such date, then (A) the principal amount of each Competitive Bid Loan required to be repaid on such date shall have an Interest Period ending on such date, and
                (B) any remainder of each such Competitive Bid Loan shall have an Interest Period determined as set forth above; and

          (iii) no Interest Period shall extend past the thirtieth (30th) day prior to the Conversion Date.

     "Investment" means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that "Investment" shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

     "Investment Guidelines" means the guidelines in effect on the date hereof for investment of Borrower's cash and cash equivalents which have been adopted by Borrower's Board of Directors, a true and correct copy of which is attached hereto as Schedule 2.

     "Issuer" has the meaning set forth in Section 2.1(b).

     "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

     "Lending Office" means as to any Bank its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

     "Letters of Credit" means letters of credit issued for the account of Borrower pursuant to Section 2.1(b).

     "Letter of Credit Exposure" of any Bank means such Bank's aggregate participation in the unfunded portion and the funded but unreimbursed portion of Letters of Credit outstanding at any time.

     "Letter of Credit Fee" means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500, or
(b) a percentage of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit) determined in accordance with the table below by reference to the ratio of (i) the Outstanding Credit on the date of issuance of such Letter of Credit, to (ii) the Borrowing Base in effect on such date; provided, that, so long as the Outstanding Credit is equal to or less than $50,000,000, the Letter of Credit Fee shall be the greater of (y) $500, or (z) .60% of the stated amount of such Letter of Credit (calculated on a per annum basis):


   Ratio of Outstanding                      Per Annum Letter of
   Credit to Borrowing Base                  Credit Fee

       <= .50 to 1                               .60%


 > 50 to 1 <= .75 to 1                           .75%


       > .75 to 1                               1.00%


     "Letter of Credit Fronting Fee" means, with respect to any Letter of Credit issued hereunder with a stated amount of $1,000,000 or greater, a fee equal to one tenth of one percent (.10%) of the stated amount of such Letter of Credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Committed Loan, a Competitive Bid Loan, a Base Rate Loan or a Eurodollar Loan and "Loans" means Committed Loans, Competitive Bid Loans, Base Rate Loans, Eurodollar Loans, or any combination thereof.

     "Loan Papers" means this Agreement, the Notes, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

     "Margin Regulations" means Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Margin Stock" means "margin stock" as defined in Regulation U.

     "Material Agreement" means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

     "Maximum Lawful Rate" means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loans owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Papers. To the extent the Laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or, if permitted by applicable law and effective upon the giving of the notices required by such Article
1.04 (or effective upon any other date otherwise specified by applicable law), the "quarterly ceiling" or "annualized ceiling" from time to time in effect under such Article 1.04, whichever Agent (with the approval of the Required Banks) shall elect to substitute for the "indicated rate ceiling," and vice versa, each such substitution to have the effect provided in such Article 1.04, and Agent (with the approval of the Required Banks) shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with subsection (h)(1) of such Article 1.04.

     "Mineral Interests" means rights, estates, titles, and interests in and to oil, gas, sulphur, or other mineral leases and any mineral interests, royalty and overriding royalty interest, production payment, net profits interests, mineral fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.

     "Minimum Consolidated Tangible Net Worth" means the sum of (a) $74,000,000, plus (b) seventy five percent (75%) of any increase in the shareholders equity of Borrower resulting from the issuance of equity securities by Borrower after the Closing Date.

     "Moody's" means Moody's Investor Services, or any successor thereto.

     "Note" means a Competitive Bid Note or a Committed Note and "Notes" means all Competitive Bid Notes and all Committed Notes.

     "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower or any of its Subsidiaries to any Bank arising pursuant to the Loan Papers, and all interest accrued thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

     "Outstanding Credit" means, on any date, the sum of (a) the aggregate outstanding Letter of Credit Exposure on such date including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (b) the aggregate outstanding principal balance of all Loans on such date, including the outstanding principal balance of all Loans to be made on such date.

     "Over Funded Bank" means any Bank which holds Committed Loans and Letter of Credit Exposure which, when considered in the aggregate, exceed its Commitment Percentage of the sum of (a) all Committed Loans, and (b) the aggregate outstanding Letter of Credit Exposure of all Banks.

     "Participant" has the meaning given such term in Section 13.10 hereof.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Encumbrances" means with respect to any asset:

          (a)  Liens (if any) securing the Notes in favor of Banks;

          (b) Minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower or its Subsidiaries that are customarily granted in the oil and gas industry;

          (c) Inchoate statutory or operators' liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent (except to the extent permitted by Section 8.5);

          (d) Mechanic's, materialmen's, warehouseman's, journeyman's and carrier's liens and other similar liens arising by operation of Law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.5);

          (e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by
Section 8.5;

          (f) Lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest and which have been disclosed to Agent in writing;

          (g) Liens securing Debt incurred to finance the acquisition of the assets which are the subject of such Liens; provided, that the aggregate outstanding balance of all Debt secured by such Liens shall not exceed $2,000,000 at any time; and

          (h) Liens in effect on the Closing Date encumbering cash and cash equivalents in any aggregate amount not to exceed $2,000,000 securing certain obligations of Borrower to Governmental Authorities.

     "Permitted Investments" means (a) readily marketable direct obligations of the United States of America, (b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $50,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of S&P or Moody's, or of a comparable or higher quality of any other rating agency acceptable to Banks, (d) to the extent not permitted under clause (a) through (c) preceding, Investments which are permitted pursuant to the Investment Guidelines as in effect on the date hereof, or as amended hereafter, provided that no Investments in equity securities will constitute Permitted Investments under this clause (d), and no Investments in debt securities will constitute Permitted Investments under this clause (d) unless such securities are rated "A-1" or higher by Moody's or "A+" or higher by S&P, or of a comparable or higher quality of any other rating agency acceptable to Banks and (e) other Investments in Persons engaged primarily in the business of the acquisition, development and production of Mineral Interests or the production, refining, processing, transportation or marketing of hydrocarbons and businesses reasonably related thereto; provided, that, the sum of (i) the aggregate amount of outstanding Investments made pursuant to this clause
(e), plus (ii) the aggregate amount of capital expenditures made by Borrower and its Subsidiaries to purchase assets used in the transportation, processing, refining or marketing of petroleum products (in each case measured on a cost basis), shall not exceed $15,000,000 at any time.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

     "Plan" means an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, whether formal or informal and whether legally binding or not, under which Borrower or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of Borrower or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee's employment relationship with Borrower or an ERISA Affiliate.

     "Proved Mineral Interests" means Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

     "Proved Nonproducing Mineral Interests" means all Mineral Interests which constitute proved developed nonproducing reserves.

     "Proved Producing Mineral Interests" means all Mineral Interests (including all acreage subject to such Mineral Interests that may be perpetuated beyond the primary term therefor) which constitute proved developed producing reserves.

     "Proved Undeveloped Mineral Interests" means all Mineral Interests which constitute proved undeveloped reserves.

     "Quarterly Date" means the last day of each March, June, September and December.

     "Redetermination" means any redetermination of the Borrowing Base pursuant to Section 3.2 or 3.3 hereof.

     "Refunding Borrowing" means a Borrowing made solely for the purpose of refinancing Loans which are then outstanding, including any Borrowing made to refinance Eurodollar Loans or Competitive Bid Loans on the expiration of the Interest Period applicable thereto. Refunding Borrowings may be Base Rate Borrowings or Eurodollar Borrowings.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

     "Request for Committed Loan(s) has the meaning set forth in Section
2.3.2(a).

     "Request for Letter of Credit" has the meaning set forth in Section
2.3(a).

     "Required Banks" means (a) so long as no Default has occurred which is continuing, Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment, and (b) during the continuance of any Default, Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the Outstanding Credit.

     "Reserve Engineer's Letter" means, with respect to each Reserve Report, a letter addressed to Borrower from the Approved Petroleum Engineer which prepared such Reserve Report setting forth the scope of such Reserve Report, the methodology employed in the preparation of such report and a summary of the reserve data set forth in such report.

     "Reserve Report" means an unsuperseded engineering analysis of the Mineral Interests owned by Borrower, in form and substance acceptable to the Required Banks, prepared by an Approved Petroleum Engineer in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69; provided, however, that in connection with any Special Redetermination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and Required Banks. For purposes of Section 7.10, the Initial Reserve Report shall be considered a Reserve Report.

     "Reserve Report Summary" means, with respect to any Reserve Report, a summary in form, substance and scope reasonably acceptable to Required Banks of the reserve data included in such Reserve Report.

     "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     "Schedule" means a "schedule" attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

     "Scheduled Redetermination" means any Redetermination of the Borrowing Base pursuant to Section 3.2.

     "Section" refers to a "section" or "subsection" of this Agreement unless specifically indicated otherwise.

     "Sharing Percentage" means, with respect to any Bank at any time, the percentage determined by dividing (a) the sum of (i) such Bank's aggregate Letter of Credit Exposure at such time, plus (ii) the outstanding principal balance of all Loans held by such Bank at such time, by (b) the Outstanding Credit at such time.

     "Single Bank Credit Limit" has the meaning set forth in Section
2.1(a).

     "Special Redetermination" means any Redetermination of the Borrowing Base pursuant to Section 3.3.

     "Subsidiary" means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

     "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. "Tax" means any one of the foregoing.

     "Termination Date" means November 30, 2003.

     "Total Commitment" means the aggregate of all Banks' Commitments.

     "Type" means with reference to a Loan, the characterization of such Loan as a Base Rate Loan or a Eurodollar Loan based on the method by which the accrual of interest on such Loan is calculated.

     "Under Funded Bank" means any Bank which is not Fully Funded and which holds Committed Loans and Letter of Credit Exposure which, when considered in the aggregate, are less than its Commitment Percentage of the sum of (a) all Committed Loans held by all Banks, and (b) the aggregate Letter of Credit Exposure of all Banks.

     SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes concurred in by Borrower's independent certified public accountants and which are disclosed to Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Sections 8.1(a) or (b); provided that, unless the Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

     SECTION 1.3. Petroleum Terms. As used herein, the terms "proved reserves," "proved developed reserves," "proved developed producing reserves," "proved developed nonproducing reserves," and "proved undeveloped reserves" have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.


                            ARTICLE II

                            THE CREDIT

     SECTION 2.1. Commitments. (a) Each Bank severally agrees, subject to Section 2.1(c) and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank's Commitment reduced by an amount equal to the sum of such Bank's Letter of Credit Exposure. Loans made pursuant to this Section 2.1(a) shall be Committed Loans or, solely at the option of each Bank and subject to all restrictions and limitations set forth herein, Competitive Bid Loans. Notwithstanding the foregoing, Borrower shall not be entitled to obtain
Loans from a Bank and no Bank shall be permitted to make Loans to Borrower in an amount which would cause the sum of (i) all Loans held by such Bank, and (ii) such Bank's Letter of Credit Exposure to exceed such Bank's Commitment Percentage of the Borrowing Base then in effect (the limitation in this sentence is hereinafter referred to as the "Single
Bank Credit Limit"). Each Committed Borrowing (i) shall be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 (except that any Base Rate Committed Borrowing may be in an amount equal to the Availability), and (ii) shall be made (A) first, by any Bank which is an Under Funded Bank to the extent necessary to eliminate the under funded position of such Bank, and (B) then, from Banks ratably in accordance with their respective Commitment Percentages; provided, that to the extent any Bank's ability to make any Committed
Loan on the occasion of any Committed Borrowing is limited as a result of the Single Bank Credit Limit, such Bank shall make a Committed Loan in the maximum amount it is permitted to make without violating such limit and the remaining Banks which are not subject to such limitation shall make Committed Loans in an aggregate amount equal to the remaining portion of such Committed Borrowing. Such Committed Loans shall be made by such unlimited Banks ratably based on the amount of each such unlimited Bank's Commitment Percentage relative to the aggregate
Commitment Percentages of all such unlimited Banks.  Any Competitive Bid
Loans held by any Bank which are to be refinanced pursuant to a Committed Borrowing will not be deemed to be outstanding for purposes of determining the amount of Committed Loans to be made by each Bank as part of such Committed Borrowing. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may obtain Borrowings under this Section 2.1(a), and repay Loans and request new Borrowings under this Section 2.1(a); provided, that any partial repayment of Committed Loans shall be applied first, to the Committed Loans held by each Over Funded Bank to the extent necessary to eliminate the over funded position of each such Bank (each such partial repayment shall be allocated to the Over Funded Banks ratably based on the amount of Committed Loans held by each Over Funded Bank), and second, to each Bank in accordance with its Commitment Percentage. Borrower shall not be permitted to obtain Borrowings hereunder after the Conversion Date other than Refunding Borrowings.

       Each Bank which is an Under Funded Bank at the time an Event of Default occurs shall be irrevocably and unconditionally obligated, for so long as such Event of Default shall be continuing, to purchase from each Over Funded Bank at par, a non-recourse participation interest in all outstanding Committed Loans and all Letter of Credit Exposure held by each Over Funded Bank in an amount which (after giving effect to the simultaneous fulfillment of the obligations pursuant to this paragraph of all other Under Funded Banks) will result in the elimination of the under funded position of each Under Funded Bank and the over funded position of each Over Funded Bank. Each Under Funded Bank will pay the purchase price for each participation interest required to be purchased by it pursuant to this paragraph by wire transfer of immediately available funds promptly upon being advised by Agent of the occurrence of an Event of Default, but in all events within two (2) Domestic Business Days following demand by any Over Funded Bank.

     Borrower's right to request Competitive Bid Loans and the right of each Bank to make Competitive Bid Loans hereunder shall also be subject to the following restrictions: (i) no Bank shall be permitted to make Competitive Bid Loans at any time that the ratio of the Outstanding Credit to the Borrowing Base then in effect is greater than .75 to 1,
(ii) no Bank shall be permitted to make Competitive Bid Loans after the Conversion Date, and (iii) no Bank shall be permitted to make Competitive Bid Loans with an Interest Period expiring on or after the thirtieth
(30th) day prior to the Conversion Date.

          (b) Agent, or such Bank designated by Agent which (without obligation to do so) consents to the same ("Issuer") will, from time to time until the ninetieth (90th) day prior to the Conversion Date, upon request by Borrower, issue Letters of Credit for the account of Borrower so long as (i) the sum of (A) the total Letter of Credit Exposure then existing and (B) the amount of the requested Letter of Credit does not exceed twenty five percent (25%) of the Borrowing Base then in effect, and (ii) Borrower would be entitled to a Committed Borrowing under
Section 2.1(a) in an amount greater than or equal to the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Issuer, Issuer's customary letter of credit application. Each Letter of Credit shall be in the minimum amount of $5,000 and shall be in form and substance acceptable to Issuer. No Letter of Credit shall have an expiration date later than the earlier of
(i) thirty (30) days prior to the Conversion Date, or (ii) one (1) year from the date of issuance. Upon the date of issuance of a Letter of Credit, Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have purchased from Issuer, a participation in the related Letter of Credit and Letter of Credit Exposure equal to the amount of any Committed Loan which such Bank would be required to make under Section 2.1(a) if Borrower were requesting a Committed Borrowing on such day in the amount of such Letter of

Credit. Issuer shall notify each Bank by telephone, teletransmission or telex of each Letter of Credit issued pursuant to the terms hereof. If any Letter of Credit is presented for payment by the beneficiary thereof, Agent shall cause a Committed Borrowing comprised of Base Rate Loans to be made to reimburse Issuer for the payment under the Letter of Credit, whether or not Borrower would then be entitled to a Committed Borrowing pursuant to the terms hereof, and each Bank which participated in such Letter and Letter of Credit Exposure shall be obligated to make a Base Rate Loan equal to the amount of its participation interest. At the time of issuance of each Letter of Credit, Borrower shall pay to Agent in respect of such Letter of Credit (a) the applicable Letter of Credit Fee, and (b) to the extent the stated amount of such Letter of Credit is equal to or in excess of $1,000,000, the applicable Letter of Credit Fronting Fee.
Agent shall distribute the Letter of Credit Fee payable upon the issuance of each Letter of Credit to Banks participating in such Letter of Credit and Letter of Credit Exposure based on the relative amounts of their participation in such Letter of Credit and Letter of Credit Exposure and Agent shall distribute the Letter of Credit Fronting Fee to the Issuer of such Letter of Credit for its own account.

     Upon the occurrence of any Event of Default, and at the times required by Section 3.4 hereof, Borrower shall deposit with Agent cash or readily marketable United States Treasury securities with a maturity of one year or less in such amounts as Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any cash or securities so deposited shall be held by Agent for the ratable benefit of all Banks with Letter of Credit Exposure as security for such Letter of Credit Exposure and as security for the Base Rate Loans to be made pursuant to this Section 2.1(b) upon any payment of any related Letter of Credit, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Agent shall apply such cash (and liquidate such treasury securities and apply the cash proceeds thereof) to satisfy such drafts or demands. When either (i) all Letters of Credit have expired, the Obligations have been repaid in full and the Commitments of all Banks have been terminated, or
(ii) all Events of Default have been cured to the satisfaction of the Required Banks, Agent shall release to Borrower any remaining cash and securities deposited under this Section 2.1(b).

     Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Agent or any Bank may, without notice to Borrower, make such deposit (whether by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, any guarantor, or any other person liable for all or any part of the Obligations.

          (c)  No Bank will be obligated to lend to Borrower or incur
Letter of Credit Exposure, and Borrower shall not be entitled to borrow any amount or obtain Letters of Credit hereunder in an amount which would cause the Outstanding Credit to exceed the Borrowing Base then in effect under Article III. Nothing in this Section 2.1(c) shall be deemed to limit any Bank's obligation to fund Base Rate Loans with respect to its participation in Letters of Credit in connection with any Committed Borrowing comprised of Base Rate Loans made as a result of the drawing under any Letter of Credit.

      SECTION 2.2.  Method of Borrowing.

          2.2.1. Competitive Bid Procedure. (a) In order to request Competitive Bids, Borrower shall hand deliver, telex or telecopy to Agent a duly completed Competitive Bid Request, to be received by Agent not later than 12:00 noon (Dallas, Texas time), three (3) Business Days before the date specified for a proposed Competitive Bid Borrowing. No Base Rate Loan or Eurodollar Loan shall be requested, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit C may be rejected at Agent's sole discretion, and Agent shall promptly notify Borrower of such rejection by telex or telecopier. Each Competitive Bid Request shall in each case refer to this Agreement and specify (y) the Borrowing date of such Competitive Bid Loans (which shall be a Domestic Business Day) and the aggregate principal amount thereof (which shall not be less than $5,000,000 or greater than the Competitive Bid Availability on such Borrowing date and shall be an integral multiple of $100,000) and (z) the Interest Period with respect thereto. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, Agent shall invite by telex or telecopier (in the form set forth in Exhibit D hereto) Banks to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to such Competitive Bid Request.

         (b) Each Bank may, in its sole discretion, make one or more Competitive Bids to Borrower responsive to each Competitive Bid Request. Each Competitive Bid by a Bank must be received by Agent via telex or telecopier, in the form of Exhibit E hereto, not later than 10:00 a.m. (Dallas, Texas time), two (2) Domestic Business Days before the date specified for a proposed Competitive Bid Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit E may be rejected by Agent after conferring with, and upon the instruction of Borrower, and Agent shall notify Bank of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and (x) specify the principal amount (which shall be in a minimum principal amount of $1,000,000 and in an integral multiple of $100,000 and which, subject to the conditions set forth in Section 2.1, may equal the entire principal amount of the Competitive Bid Borrowing requested by Borrower) of the Competitive Bid Loan that Bank is willing to make to Borrower, (y) specify the Competitive Bid Rate at which Bank is prepared to make the Competitive Bid Loan and (z) confirm the Interest Period with respect thereto specified by Borrower in its Competitive Bid Request. If any Bank shall elect not to make a Competitive Bid, such Bank shall so notify Agent via telex not later than 10:00 a.m. (Dallas, Texas time), one (1) Domestic Business Day before the date specified for a proposed
Competitive Bid Borrowing; provided, however, that failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Bid Loan as part of such Competitive Bid Borrowing. A Competitive Bid submitted by a Bank pursuant to this paragraph (b) shall be irrevocable.

      (c) Agent shall promptly notify Borrower and each Bank by telex or telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of Bank that made each bid. Agent shall send a copy of all Competitive Bids to Borrower and each Bank for their records as soon as practicable after completion of the bidding process set forth in this Section 2.2.1.

      (d) Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.2.1(d), accept or reject any Competitive Bid referred to in paragraph (c) above; provided, however, that the aggregate amount of the Competitive Bids so accepted by Borrower may not exceed the principal amount of the Competitive Bid Borrowing requested by Borrower. Borrower shall notify Agent by telex or telecopier whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, not later than 10:00 a.m. (Dallas, Texas time), one (1) Domestic Business Day before the date specified for a proposed Competitive Bid Borrowing; provided, however, that (w) the failure by Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph(c) above, (x) Borrower shall not accept a bid made at a particular Competitive Bid Rate if Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (y) if Borrower shall accept bids made at a particular Competitive Bid Rate but shall be restricted by other conditions hereof from borrowing the principal amount of all Competitive Bid Loans in respect of which bids at such Competitive Bid
Rate have been made, then Borrower shall accept a pro rata portion of each bid made at such Competitive Bid Rate based as nearly as possible on the respective principal amounts of Competitive Bid Loans for which such bids were made, and (z) no bid shall be accepted for a Competitive Bid
Loan unless such Competitive Bid Loan is in a minimum principal amount of $1,000,000 and an integral multiple of $100,000. Notwithstanding the foregoing, if it is necessary for Borrower to accept a pro rata allocation of the bids made in response to a Competitive Bid Request
(whether pursuant to the events specified in clause (y) above or otherwise) and the available principal amount of

Competitive Bid Loans to be allocated among Banks is not sufficient to enable Competitive Bid Loans to be allocated to each Bank in a minimum principal amount of $1,000,000 and in integral multiples of $100,000, then Borrower shall select Banks to be allocated such Competitive Bid Loans and shall round allocations up or down to the next higher or lower multiple of $100,000 as it shall deem appropriate. A notice given by Borrower pursuant to this paragraph (d) shall be irrevocable.

      (e) Agent shall promptly notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telex or telecopier sent by Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted. After completing the notifications referred to in the immediately preceding sentence, Agent shall notify each Bank of the aggregate principal amount of all Competitive Bids accepted.

       (f) No Competitive Bid Borrowing shall be made within five (5) Business Days of the date of any other Competitive Bid Borrowing unless Borrower and Agent shall mutually agree otherwise.

       (g) If Agent shall at any time have a Commitment hereunder and shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to Borrower at least one half of an hour earlier than the latest time at which the other Banks are required to submit their bids to Agent pursuant to paragraph (b) above.

       (h) All notices required by this Section 2.2.1 shall be made in accordance with Section 13.1.

          2.2.2. Method of Committed Borrowing. (a) In order to request Committed Loans, Borrower shall hand deliver, telex or telecopy to Agent a duly completed Request for Committed Loans prior to 12:00 noon (Dallas, Texas time), (i) at least one (1) Domestic Business Day before the date specified for a proposed Base Rate Borrowing, and (ii) at least three (3) Eurodollar Business Days before the date of a proposed Eurodollar Borrowing. Each Request for Committed Loans shall be substantially in the form of Exhibit F hereto, and shall specify:

                    (i) the date of such Committed Borrowing, which shall be a Domestic Business Day in the case of a Committed Borrowing comprised of Base Rate Loans or a Eurodollar Business Day in the case of a Committed Borrowing comprised of Eurodollar Loans;

                    (ii)  the aggregate amount of such Committed Borrowing;

                    (iii) whether the Loans comprising such Committed
                          Borrowing are to be Base Rate Loans or Eurodollar Loans; and

                    (iv) in the case of a Committed Borrowing comprised of Eurodollar Loans the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                    (b)   Upon receipt of a Request for Committed Loans,
         Agent shall promptly notify each Bank of the contents thereof and the amount of the Committed Borrowing to be loaned by such Bank pursuant thereto, and such Request for Committed Loans shall not thereafter be revocable by Borrower.

                    (c) Not later than 12:00 noon (Dallas, Texas time) on the date of each Committed Borrowing, each Bank shall (except as provided in Section 2.2.2(d)) make available that portion of such Committed Borrowing allocated to such Bank pursuant to Section 2.1
         (a) in Federal or other funds immediately available in Dallas, Texas to Agent at its address referred to in Section 13.1. Notwithstanding the foregoing, if Borrower delivers to Agent a Request for Committed Loans prior to 10:00 a.m. (Dallas, Texas time) on a Domestic Business Day requesting a Committed Borrowing comprised of Base Rate Loans on such day, each Bank shall use its best efforts to make available to Agent that portion of such Committed Borrowing allocated to such Bank pursuant to Section 2.1 by 1:00 p.m. (Dallas, Texas time) on the same day. Unless Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Agent will make the funds so received from Banks available to Borrower at Agent's aforesaid address.

                    (d) If any Bank makes a new Committed Loan hereunder on a day on which Borrower is to repay all or any part of an outstanding Loan from much Bank, such Bank shall apply the proceeds of its new Committed Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to Agent or remitted by Borrower to Agent, as the case may be.

     SECTION 2.3. Method of Obtaining Letters of Credit. (a) Borrower shall give Agent notice (a "Request for Letter of Credit") prior to 12:00 noon (Dallas, Texas time) at least three Domestic Business Days before the date Borrower requests that a Letter of Credit be issued. Each Request for Letter of Credit shall be substantially in the form of Exhibit G attached hereto and shall be accompanied by the executed, complete letter of credit application and agreement referenced in Section 2.1(b).

          (b) Upon receipt of a Request for Letter of Credit, Agent shall promptly notify each Bank of the contents thereof and of the material provisions of the related letter of credit application and agreement. Agent shall provide a copy of the Request for Letter of Credit and the original counterpart of the letter of credit application and agreement to the proposed Issuer.

          (c) Provided that the proposed Issuer agrees to issue the requested Letter of Credit, and provided further that Agent has not determined that a condition to such issuance referred to in Section 6.2 has not been satisfied, not later than 12:00 noon (Dallas, Texas time) on the date Borrower requests that such Letter of Credit be issued, the Issuer shall issue such Letter of Credit and deliver the same to the beneficiary thereof and shall promptly thereafter provide notice thereof to each other Bank.

     SECTION 2.4. Notes. The Committed Loans of each Bank shall be evidenced by a single Committed Note payable to the order of such Bank in an amount equal to such Bank's Commitment. The Competitive Bid Loans of each Bank shall be evidenced by a single Competitive Bid Note payable to the order of such Bank in an amount equal to such Bank's Commitment.

     SECTION 2.5. Interest Rates. (a) Each Committed Base Rate Loan shall bear interest on the outstanding principal balance thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate in effect from day to day, each change in the Base Rate to be effective without notice to Borrower on the effective date of each such change, provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Base Rate Loan shall be payable as it accrues on each Quarterly Date.

          (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted Eurodollar Rate; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Eurodollar Loan having an Interest Period of one, two or three months shall be payable on the last day of the Interest Period applicable thereto. Interest on each Eurodollar Loan having an Interest Period of six, nine, or twelve months, shall be payable on the last day of the Interest Period applicable thereto and on each Quarterly Date during such Interest Period.

          (c) Each Competitive Bid Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by Bank making such Competitive Bid Loan in such Bank's Competitive Bid and accepted by Borrower pursuant to Section 2.2.1; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Competitive Bid Loan shall be payable on the last day of the Interest Period applicable thereto.

          (d) In addition to the interest which accrues and is payable on Competitive Bid Loans pursuant to Section 2.5(c) above, on any date that (i) the Borrowing Base is greater than $60,000,000, and (ii) the ratio of (a) Outstanding Credit, to (b) the Borrowing Base in effect on such date, equals or exceeds .75 to 1, additional interest ("Additional Interest") shall accrue on the outstanding principal balance of all Competitive Bid Loans at the rate of .25% per annum; provided, that, in no event shall Additional Interest be charged hereunder or under the Competitive Bid Notes to the extent that such Additional Interest causes the aggregate interest charged hereunder or under the Competitive Bid Notes to exceed the Maximum Lawful Rate. All Additional Interest which accrues on Competitive Bid Loans shall be payable on the same day as, but in addition to, the interest which is otherwise payable on such Competitive Bid Loans pursuant to Section 2.5(c).

          (e) With respect to Committed Loans, Agent shall determine each interest rate applicable to the Committed Loans in accordance with the terms hereof. Agent shall promptly notify Borrower and Banks by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (f) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate, any Competitive Bid Rate accepted by Borrower or the Adjusted Eurodollar Rate hereunder together with any Additional Interest, if applicable, (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the affected Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and
(ii) the amount of interest actually paid on such Note.

     SECTION 2.6. Mandatory Repayments after Conversion Date. On each Quarterly Date after the Conversion Date (commencing with the Quarterly Date immediately following the Conversion Date), Borrower shall make a mandatory prepayment of the principal of the Loans then outstanding in an amount equal to one sixteenth (1/16th) of the aggregate principal balance of all Loans outstanding on the Conversion Date.

     SECTION 2.7.  Voluntary Prepayments.  Borrower may, subject to
Section 5.1 and the other provisions of this Agreement, upon three (3) Business Days advance notice to Agent, prepay the principal of Loans then outstanding in whole or in part. Any partial prepayment shall be in a minimum amount of $500,000 and shall be in an integral multiple of $100,000 and, to the extent made after the Conversion Date (a) may not be reborrowed hereunder, and (b) shall be applied to the mandatory prepayments required by Section 2.6 hereof in the inverse order of maturity.

     SECTION 2.8. Mandatory Reduction of Commitments. The Total Commitment shall reduce (and the Commitments of each Bank shall reduce ratably) on the Conversion Date to an amount equal to the aggregate principal balance of all Loans outstanding on the Conversion Date. The Total Commitment shall reduce thereafter (and the Commitments of each Bank shall reduce ratably) (a) on each Quarterly Date in an amount equal to the mandatory prepayment required to be made on such date pursuant to
Section 2.6, and (b) on the date of each voluntary prepayment make pursuant to Section 2.7 after the Conversion Date, by the amount of such voluntary prepayment.

     SECTION 2.9. Voluntary Reduction of Commitments and Prepayment of Loans. Borrower may, by notice to Agent five (5) Domestic Business Days prior to the effective date of any such reduction, reduce the Total Commitment (and thereby reduce the Commitment of each Bank ratably) in amounts not less than $5,000,000 or any larger multiple of $5,000,000. On the effective date of any such reduction, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loans in an amount sufficient to cause the principal balance of all Loans then outstanding to be equal to or less than the Total Commitment as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Total Commitment to an amount less than the aggregate Letter of Credit Exposure of all Banks.

     SECTION 2.10. Termination of Commitments; Final Maturity; Maturity of Eurodollar and Competitive Bid Loans. The Total Commitment (and the Commitment of each Bank) shall terminate, and the entire outstanding principal balance of all Loans, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Termination Date. All Eurodollar Loans and Competitive Bid Loans shall be due and payable on the expiration of the Interest Period applicable thereto; provided, that, to the extent permitted by Section 2.1(a) and 6.2, such Loans may be refinanced on such date pursuant to a Refunding Borrowing.

     SECTION 2.11. Application of Payments. Each repayment pursuant to Sections 2.6, 2.7, 2.9, 2.10, 3.4 or 4.5 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied to payment of the Loans of Banks in accordance with Section
4.2 and the other provisions of this Agreement.

     SECTION 2.12. Commitment Fee. On the Conversion Date, on each Quarterly Date prior to the Conversion Date, and, in the event the Commitments are terminated in their entirety prior to the Conversion Date, on the date of such termination, Borrower shall pay to Agent, for the ratable benefit of each Bank based on each Bank's Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (applied on a per annum basis and computed on the basis of actual days elapsed and as if each calendar year consisted of 365 days) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on such Quarterly Date.

     SECTION 2.13. Agency Fee. Borrower shall pay to Agent and its Affiliates such other fees and amounts as Borrower shall be required to pay to Agent and its Affiliates from time to time pursuant to any separate agreement between Borrower and Agent or such Affiliates. Such fees and other amounts shall be retained by Agent and its Affiliates, and no Bank (other than Agent) shall have any interest therein.


                           ARTICLE III

                         BORROWING BASE

     SECTION 3.1. Reserve Report; Proposed Borrowing Base. As soon as available and in any event by March 1 of each year, Borrower shall (a) make or cause to be made available to Agent and each Bank for its review and inspection at Borrower's offices in Taft, California and at the offices of the Approved Petroleum Engineer a Reserve Report prepared as of the immediately preceding December 31, and (b) deliver to Agent and each Bank a Reserve Summary and a Reserve Engineer's Letter prepared with respect to such Reserve Report. Simultaneously with the delivery to Agent and each Bank of each Reserve Summary and Reserve Engineer's Letter, Borrower shall notify each Bank of the amount of the Borrowing Base which Borrower requests become effective on the next April 1 (or such date promptly following April 1 as Required Banks shall elect).

     SECTION 3.2. Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Report made available to Banks pursuant to Section 3.1, Banks shall redetermine the Borrowing Base on or prior to the next April 1 (or such date promptly thereafter as Required Banks shall elect). Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Sections 3.1 or 3.3 (as applicable), (b) such Borrowing Base shall not exceed the Total Commitment then in effect, (c) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Redetermination, such Borrowing Base shall be approved by all Banks, and (d) any Borrowing Base which represents a decrease in the Borrowing Base in effect prior to such Redetermination shall be approved by Required Banks. Subject to Banks consistent application of their respective standards for similar credits (which may vary from Bank to Bank) each Redetermination shall be made by Banks in their sole discretion. Without limiting such discretion, Borrower acknowledges and agrees that Banks (i) may make such assumptions regarding appropriate existing and projected pricing for hydrocarbons as they deem appropriate in their sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of hydrocarbons from the Borrowing Base Properties as they deem appropriate in their sole discretion, (iii) may consider the projected cash requirements of Borrower, (iv) are not required to consider any asset other than Borrowing Base Properties, and (v) may make such other assumptions, considerations and exclusions as Banks deem appropriate in the exercise of their sole discretion. Promptly following any Redetermination of the Borrowing Base, Agent shall notify Borrower of the amount of the

Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date of such notice, and shall remain in effect for all purposes of this Agreement until the next Scheduled or Special Redetermination.

     SECTION 3.3 Special Redetermination. (a) In addition to Scheduled Redeterminations, Required Banks shall be permitted to make a Special Redetermination of the Borrowing Base once in each Fiscal Year if (i) Required Banks have determined, in their sole discretion, that the discounted present value of the Borrowing Base Properties has decreased by twenty five percent (25%) or more since the effective date of the most recent Redetermination (and in making such determination, Banks may make such assumptions regarding appropriate existing and projected pricing for hydrocarbons and rates and quantities of future production of hydrocarbons as such Banks deem appropriate in their sole discretion), and (ii) either (A) a Borrowing Base Deficiency will exist after such Special Redetermination is made, or (B) the Borrowing Base in effect after such Special Redetermination is made will be at least twenty five percent (25%) less than the Borrowing Base in effect prior to such Redetermination. Any request by Required Banks pursuant to this Section 3.3(a) shall be submitted to Agent and Borrower.

          (b) In addition to Scheduled Redeterminations, Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once in each Fiscal Year. Such request shall be submitted to Agent and Required Banks and at the time of such request Borrower shall (i) make, or cause to be made, a Reserve Report available to Agent and the Banks for their review and inspection at Borrower's offices in Taft, California, and at the offices of the Approved Petroleum Engineer, and
(ii) deliver to Agent and each Bank a Reserve Summary and Reserve Engineer's Letter prepared with respect to such Reserve Report. Together with such request, Borrower shall also notify each Bank of the Borrowing Base requested by Borrower in connection with such Special Redetermination;

          (c) Any Special Redetermination shall be made by Banks in accordance with the procedures and standards set forth in Section 3.2; provided, that, no Reserve Report, Reserve Summary or Reserve Engineer's Letter will be required to be made available or delivered to Banks in connection with any Special Determination requested by Required Banks pursuant to clause (a) above.

     SECTION 3.4. Borrowing Base Deficiency. If a Borrowing Base Deficiency exists after giving effect to any Redetermination, Borrower shall be obligated to eliminate such Borrowing Base Deficiency over a period not to exceed six (6) months from the effective date of such Redetermination by making six (6) mandatory, equal, consecutive, monthly payments of principal on the Loans, each of which shall be in the amount of one sixth (1/6th) of such Borrowing Base Deficiency. The first of such six (6) payments shall be due on the thirtieth (30th) day following the effective date of each such Redetermination and each subsequent payment shall be due on the same day of each month thereafter (or if there is no corresponding day of any subsequent month, then on the last day of such month). If a Borrowing Base Deficiency cannot be eliminated pursuant to this Section 3.4, by prepayment of all outstanding Loans in full (as a result of outstanding Letter of Credit Exposure), simultaneously with each principal payment required pursuant to this Section 3.4, Borrower shall deposit cash or U.S. Treasury securities with a maturity of one year or less with Agent, to be held by Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b), in an amount at least equal to one sixth (1/6th) of the aggregate amount of cash or Treasury securities which must be deposited with Agent to fully eliminate such Borrowing Base Deficiency.

     SECTION 3.5. Initial Borrowing Base. The Borrowing Base shall be $50,000,000 for the period commencing on the Closing Date and ending on the effective date of the first Redetermination after the Closing Date.


                            ARTICLE IV

                        GENERAL PROVISIONS

     SECTION 4.1. Delivery and Endorsement of Notes. Simultaneously with the execution of this Agreement, Agent shall deliver to each Bank the Notes payable to such Bank referenced in Section 6.1(a). Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedules forming a part thereof appropriate notations to evidence the date and amount of each Loan made by it, the Interest Period applicable thereto, and the date and amount of each payment of principal made by Borrower with respect thereto, provided that the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Note together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

     SECTION 4.2. General Provisions as to Payments. (a) Borrower shall make each payment of principal of, and interest on, the Loans and all fees payable hereunder shall be paid not later than 12:00 noon (Dallas, Texas time) on the date when due, in Federal or other funds immediately available in Dallas, Texas, to Agent at its address referred to in Section 13.1. Agent will promptly (and if such payment is received by Agent by 10:00 a.m., and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its share (as determined in accordance with the other provisions of this Agreement) of each such payment received by Agent for the account of Banks. Whenever any payment of principal of, or interest on, Base Rate Loans or Competitive Bid Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day (subject to the definition of Interest Period). Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Agent to charge from time to time against Borrower's accounts with Agent any amount then due.

          (b) Prior to the occurrence of an Event of Default, all principal payments received by Banks on Competitive Bid Loans shall be applied to the Competitive Bid Loans directed by Borrower, and all principal payments received by Banks in respect of Committed Loans shall be applied to the Committed Loans of each Bank in the manner required pursuant to Section 2.1(a) hereof. Any payments so received by any Bank shall, to the extent consistent with the foregoing, be applied, first, to Loans with Interest Periods ending on the date of such payment, then to Base Rate Loans next maturing, then to Eurodollar Loans or Competitive Bid Loans (as Borrower shall elect but in the absence of such election, in such order as Agent shall elect), next maturing until such principal payment is fully applied with such adjustments in such order of payment as Agent shall specify in order that each Bank receives its ratable share of each such payment.

          (c) After the occurrence of an Event of Default, all amounts collected or received by Agent or any Bank in respect of the Obligations shall be applied first to the payment of all proper costs incurred by Agent in connection with the collection thereof (including reasonable expenses and disbursements of Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of Borrower under any of the Loan Papers, fourth to the payment of any unpaid agency fees required pursuant to Section 2.13, fifth to the payment of any unpaid fees required pursuant to Sections 2.1(b), and 2.12 and sixth, to payment of the Loans to each Bank in accordance with each Bank's Sharing Percentage.

     SECTION 4.3. Computation of Interest. Interest payable on the Loans hereunder shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days.

     SECTION 4.4. Overdue Principal and Interest. Any overdue principal of and, to the extent permitted by Law, overdue interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (a) the sum of three percent (3%) plus the Base Rate, or (b) the Maximum Lawful Rate.

      SECTION 4.5. Capital Adequacy. Notwithstanding any provision contained herein to the contrary, if, with respect to all or any portion of any Commitment, any Law is hereafter promulgated or adopted regarding capital adequacy, or any change is hereafter made or adopted with respect to any existing Law regarding capital adequacy, or any ruling or interpretation regarding capital adequacy is hereafter made by any Governmental Authority or central bank or other comparable authority, or any Bank complies with any request or directive hereafter made by any Governmental Authority or central bank or other comparable authority regarding capital adequacy (whether or not having the force of Law), and the effect of any of the foregoing is to cause a reduction in the rate of return on such Bank's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material (and such Bank may, in determining such amount, utilize such assumptions and allocations of costs and expenses as such Bank shall deem reasonable and may use any reasonable averaging or attribution method), then, such Bank shall notify Borrower and Agent and deliver to Borrower and Agent a certificate setting forth in reasonable detail (a) the Law (or change therein or change in interpretation thereof) giving rise to such request for compensation, and (b) the calculation of the amount necessary to compensate such Bank therefor, which certificate shall constitute prima facie evidence of the contents thereof. Borrower shall promptly pay such amount to such Bank; provided, however, that no Bank shall make any request for compensation under this Section 4.5, and Borrower shall not be obligated to compensate any Bank under this Section 4.5 for any reduction on the rate of return on such Bank's capital for any period prior to the 180th day prior to the date of any notice requesting compensation delivered pursuant to this Section 4.5.

     SECTION 4.6. Taxes. All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) to or for the account of each Bank shall be paid in full, free of any deductions or withholdings for or on account of any Taxes. If Borrower is prohibited by Law from paying any such amount free of any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Papers) Borrower shall pay to or for the account of such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction and/or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount, and so on) will equal the amount such Bank would have received if such deduction or withholding were not made.

     SECTION 4.7.  Limitation on Number of Eurodollar Loans and
Competitive Bid Loans. Unless otherwise agreed by Agent with the consent of the Required Banks, there may be no more than an aggregate of ten (10) Eurodollar and Competitive Bid Loans outstanding at any time.

     SECTION 4.8. Foreign Lenders, Participants, and Assignees. Each Bank, Participant (by accepting a participation interest under this Agreement), and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the laws of the United States of America or one of its states (a) represents to each Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or other form acceptable to Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, and (b) covenants to (i) provide Agent and Borrower a new Form 4224, Form 1001, Form W-8, or other form acceptable to Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal-income Tax at the maximum rate under the Code, and Borrower shall not have to pay such withheld funds to the applicable Bank, Participant or Assignee to satisfy Section 4.6 hereof.

     SECTION 4.9. Replacement of a Bank. If any Bank has requested compensation or reimbursement in accordance with the terms of Sections 4.5, 4.6 or 5.4 hereof or any Bank has notified Agent and Borrower that its obligations to make Eurodollar Loans has been suspended pursuant to
Section 5.3 hereof, and (a) such request or notification is not the result of any uniform changes in the statutes or regulations for capital adequacy or eurodollar deposits generally, (b) there exists no Default or Event of Default hereunder, and (c) the Borrower and such Bank are unable to reach a written agreement regarding such request or suspension within 30 days following written notice by such Bank to the Borrower and Agent of such request or suspension, then after the expiration of 30 days following the delivery of the notice under Sections 4.5, 4.6, 5.3 or 5.4, Borrower may replace such Bank in whole with an Assignee reasonably acceptable to Agent pursuant to an Assignment and Assumption Agreement in accordance with Section 13.10 hereof. Until such time as any Bank is replaced by Borrower, the Borrower shall reimburse or compensate such Bank in accordance with the terms of Sections 4.5, 4.6, or 5.4.


                            ARTICLE V

          SPECIAL PROVISIONS REGARDING EURODOLLAR LOANS

     SECTION 5.1. Funding Losses. If Borrower makes any payment of principal with respect to any Eurodollar Loan (whether pursuant to Sections 2.6, 2.7, 2.9, 2.10, 3.4, 11.1, the remaining provisions of this
Article V or as a voluntary or mandatory prepayment or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Eurodollar Loan or Competitive Bid Loan after notice has been given to any Bank in accordance with Section 2.2, Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds and related costs, which in the case of the payment or prepayment prior to the end of the Interest Period for any Eurodollar Loan or Competitive Bid Loan shall include the amount, if any, by which (i) the interest which such Bank would have received, absent such payment or prepayment for the applicable Interest Period exceeds
(ii) the interest which such Bank would receive if the amount of such Eurodollar Loan or Competitive Bid Loan were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period. Such Bank shall promptly deliver to Borrower and Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 5.2. Basis for Determining Interest Rate Applicable to Eurodollar Loans Inadequate. If on or prior to the first day of any Interest Period the Required Banks advise Agent that the Adjusted Eurodollar Rate as determined by Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurodollar Loans for such Interest Period, Agent shall give notice thereof to Borrower and Banks, whereupon the obligations of Banks to make

Eurodollar Loans shall be suspended until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist. Unless Borrower notifies Agent at least two (2) Domestic Business Days before the date of any Eurodollar Borrowing for which a Request for Committed Loans has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Loan.

     SECTION 5.3. Illegality of Eurodollar Loans. (a) If, after the date of this Agreement, the adoption of any Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans and such Bank shall so notify Agent, Agent shall forthwith give notice thereof to the other Banks and Borrower. Until such Bank notifies Borrower and Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Eurodollar Loans shall be suspended. Before giving any notice to Agent pursuant to this
Section 5.3, such Bank shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, Borrower shall immediately convert the principal amount of each such Eurodollar Loan to a Base Rate Loan of an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Loans made by the other Banks).

          (b) No Bank shall be required to make any Loan hereunder if the making of such Loan would be in violation of any Law applicable to such Bank.

     SECTION 5.4. Increased Cost of Eurodollar Loans. If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:

          (a) shall subject any Bank (or its Lending Office) to any Tax with respect to its Eurodollar Loans, or its Notes or its obligation to make Eurodollar Loans or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of Tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

          (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loan any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of or credit extended by, any Bank's Lending Office or shall impose on any Bank (or its Lending Office) or the London interbank market any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within five (5) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify Borrower and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 5.4 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 5.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 5.5. Alternative Loans Substituted for Affected Eurodollar Loans. If (a) the obligation of any Bank to make Eurodollar Loans has been suspended pursuant to Section 5.3 or (b) any Bank has demanded compensation under Section 5.4 and Borrower shall, by at least five (5) Eurodollar Business Days prior notice to such Bank through Agent, have elected that the provisions of this Section 5.5 shall apply to such Bank, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made by such Bank as Eurodollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Loans of the other Banks), and

           (b) after each of its Eurodollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Eurodollar Loans shall be applied to repay its Base Rate Loans.

     SECTION 5.6. Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during the Interest Period for such Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.


                            ARTICLE VI

                            CONDITIONS

     SECTION 6.1. Conditions to Initial Borrowing and Participation in Letter of Credit Exposure. The obligation of each Bank to make a Loan on the initial Borrowing and to participate in Letter of Credit Exposure hereunder is subject to the condition precedent that, on or before the date of such Borrowing or issuance of such Letter of Credit, Agent shall have received the following, in form and substance satisfactory to the Required Banks:

          (a) a Committed Note and a Competitive Bid Note payable to the order of each Bank, each in the amount of such Bank's Commitment, duly executed by Borrower, dated the date hereof;

          (b) a copy of the Certificate of Incorporation, and all amendments thereto, of Borrower accompanied by a certificate that such copy is true, correct and complete, and dated within twenty (20) days of the Closing Date, issued by the Secretary of State of the State of Delaware, and accompanied by a certificate of the Secretary of Borrower or such Subsidiary that such copy is true, correct and complete on the date hereof;

          (c) a copy of the Bylaws, and all amendments thereto, of Borrower accompanied by a certificate of the Secretary of Borrower that such copy is true, correct and complete as of the date hereof;

          (d) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Agent has requested, relating to the existence of Borrower and to the effect that Borrower is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

          (e) a certificate of incumbency of all officers of Borrower who will be authorized to execute or attest to any Loan Paper, dated the date hereof, executed by the Secretary of Borrower;

          (f) copies of resolutions approving the Loan Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors of Borrower accompanied by certificates, dated the date hereof, of the Secretary of Borrower that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the Bylaws of Borrower) by the unanimous written consent of the Board of Directors of Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date hereof;

          (g) the results of a review of the status of title to the Borrowing Base Properties which review shall not reflect that the representations and warranties contained in Section 7.10 are inaccurate in any respect;

          (h) payment of the fees and other amounts then due pursuant to
Section 2.12;

          (i) an opinion of Nordman, Cormany, Hair & Compton, counsel for Borrower dated the date hereof, favorably opining as to the enforceability of each of the Loan Papers and otherwise in form and substance satisfactory to Agent and Banks;

          (j) an opinion of Gardere & Wynne, L.L.P., special counsel for Agent, dated the date hereof in form and substance satisfactory to Agent;

          (k)  a certificate signed by an Authorized Officer stating that
(i) the representations and warranties contained in this Agreement are true and correct in all respects, and (ii) no Default has occurred and none is in existence;

          (l) a Certificate of Ownership Interests signed by an Authorized Officer of Borrower in the form of Exhibit H attached hereto; and

          (m) such other documents, instruments, agreements and actions as may reasonably be required by Agent and each Bank.

     SECTION 6.2. Conditions to Each Borrowing and Participation in Letter of Credit Exposure. The obligation of each Bank to make Loans on each Borrowing and to participate in Letter of Credit Exposure hereunder is subject to the satisfaction of each of the following conditions:

          (a) timely receipt by Agent of a Competitive Bid Request, a Request for Committed Loans or a Request for a Letter of Credit (as applicable);

          (b) immediately before and after giving effect to such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing and the making of any Loan in connection with such Borrowing or the issuance of the requested Letter of Credit (as applicable) shall not cause a Default;

          (c) the representations and warranties of Borrower contained in this Agreement shall be true and correct on and as of the date of such Borrowing or issuance of such Letter of Credit (as applicable);

          (d) the amount of the requested Borrowing or the amount of the requested Letter of Credit shall not exceed the Availability;

          (e) no material adverse change in the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries shall have occurred; and

          (f) the making of such Loans or the issuance of such Letter of Credit shall be permitted by applicable Law.

Each Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing as to the facts specified in Sections 6.2(b) through (e).

     SECTION 6.3. Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.


                           ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Agent and each Bank as follows:

     SECTION 7.1.  Corporate Existence and Power (Borrower).  Borrower
(a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction where a failure to be so qualified could have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole.

     SECTION 7.2. Existence and Power (Subsidiaries). Each Subsidiary of Borrower (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable) validly existing and in good standing under the laws of its state of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, foreign limited liability company or foreign partnership (as applicable) in each jurisdiction where a failure to be so qualified could have a material adverse effect on their respective financial condition or operations.

     SECTION 7.3.  Corporate and Governmental Authorization;
Contravention. The execution, delivery and performance of this Agreement, the Notes and the other Loan Papers by Borrower are within Borrower's corporate powers, when executed will be duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental

Authority and do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the Certificate of Incorporation or bylaws of Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries.

     SECTION 7.4. Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower; the Notes and the other Loan Papers when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Borrower; and each Loan Paper is enforceable against Borrower in accordance with its terms except as
(i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 7.5. Financial Information. (a) The most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flows for the fiscal year then ended, copies of which have been delivered to each of Banks, fairly present, in conformity with GAAP, the consolidated financial position of Borrower as of the end of such fiscal year and its consolidated results of operations and cash flows for such fiscal year.

          (b) The most recent quarterly unaudited consolidated balance sheet of Borrower delivered to Banks, and the related unaudited consolidated statements of operations and cash flows for the portion of Borrower's fiscal year then ended, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 7.5(a), the consolidated financial position of Borrower as of such date and its consolidated results of operations and cash flows for such portion of Borrower's fiscal year.

          (c) Except as disclosed in writing to Banks prior to the execution and delivery of this Agreement, since the date of the most recent quarterly consolidated balance sheet and consolidated statements of operations and cash flow delivered to Banks, there has been no material adverse change in the business, financial position, results of operations or prospects of Borrower or any of its Subsidiaries.

     SECTION 7.6. Litigation. Except for matters disclosed on Schedule 3 attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole, or which could in any manner draw into question the validity of the Loan Papers.

     SECTION 7.7. ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those disclosed to Agent in writing. Neither Borrower nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA, or a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Each Plan maintained by Borrower or any ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Federal or state law, rule or regulation. All returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the best of Borrower's knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither Borrower nor any ERISA
Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of Borrower having a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole. Each Plan that is intended to be "qualified" within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained.
Neither Borrower nor any ERISA Affiliate has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of Borrower having a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded. Neither Borrower nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.

     SECTION 7.8. Taxes and Filing of Tax Returns. Borrower and each of its Subsidiaries have filed all material tax returns required to have been filed and have paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole. Borrower does not know of any proposed material Tax assessment against it or any of its Subsidiaries, and all Tax liabilities of each of Borrower and its Subsidiaries are adequately provided for. Except as hereinafter disclosed in writing to Banks, no income tax liability of Borrower or any of its Subsidiaries has been asserted by the Internal Revenue Service for Taxes in excess of those already paid which assertion is reasonably expected to be ultimately resolved in a manner adverse to Borrower and which, if so resolved, will have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole.

     SECTION 7.9. Ownership of Properties Generally. Borrower and each of its Subsidiaries have good and valid fee simple or leasehold title to all material properties and assets purported to be owned by them, including, without limitation, all assets reflected in the balance sheets referred to in Section 7.5 (a) and (b) and all assets which are used by Borrower and its Subsidiaries in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

     SECTION 7.10. Mineral Properties. Borrower has good, indefeasible, record title to all Mineral Interests described in the Reserve Report, free and clear of all Liens except Permitted Encumbrances. All such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower's Proved Mineral Interests, Borrower's share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations "working interests", "WI", "gross working interest", "GWI", or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations net revenue interest, NRI, or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report
(y) is capable of, and is presently, producing hydrocarbons in commercially profitable quantities, and Borrower is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws and no such well which is currently producing hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

     SECTION 7.11.  [intentionally deleted]

     SECTION 7.12. Licenses, Permits, Etc. Borrower and each of its Subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on their respective businesses as now conducted, except to the extent a failure to obtain any such item would not have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole.

     SECTION 7.13. Compliance with Law. The business and operations of Borrower and its Subsidiaries have been and are being conducted in accordance with all applicable Laws other than violations of Laws which do not (either individually or collectively) have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole.

     SECTION 7.14. Full Disclosure. All information heretofore furnished by Borrower (or any other party in its behalf) to Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Borrower or in its behalf to Agent or any Bank will be, true, complete and accurate in every material respect or (to the extent disclosed) based on reasonable estimates on the date as of which such information is stated or certified. Borrower has disclosed to Banks in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to materially and adversely affect the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole or the ability of Borrower and its Subsidiaries to perform their obligations under this Agreement and the other Loan Papers.

     SECTION 7.15. Corporate Structure. Borrower does not have any Subsidiaries on the Closing Date.

     SECTION 7.16. Environmental Matters. Except for matters disclosed on Schedule 4 hereto, no real or personal property owned or leased by Borrower or any Subsidiary of Borrower (including, without limitation, Borrower's and its Subsidiaries Mineral Interests) and no operations conducted thereon, and to Borrower's knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually or in the aggregate will have a material adverse effect on Borrower and its Subsidiaries taken as a whole. Except for matters disclosed on Schedule 4 hereto, neither Borrower, any Subsidiary of Borrower, nor any such property or operation is the subject of any existing, pending or, to Borrower's knowledge, threatened action, suit, investigation, inquiry or preceding with respect to Applicable Environmental Laws which could, individually or in the aggregate, have a material adverse effect on Borrower and its Subsidiaries taken as a whole. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership or operation of each tract of real property and each item of personal property owned, leased or operated by Borrower or any of its Subsidiaries, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of hazardous substances, petroleum, or solid waste into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a material adverse effect on Borrower or any of its Subsidiaries taken as a whole. To Borrower's knowledge, all hazardous substances, generated at each tract of real property and by each item of personal property owned, leased or operated by Borrower or any of its Subsidiaries have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and all other Applicable Environmental Laws. Except for matters disclosed on Schedule 4 hereto, there has been no release or threatened release of any quantity of any hazardous substances or petroleum on, to or from any real or personal property owned, leased, or operated by Borrower or any Subsidiary which was not in compliance with Applicable Environmental Laws other than releases which would not, individually or in the aggregate, have a material adverse effect on Borrower and its Subsidiaries considered as a whole. Except for matters disclosed on
Schedule 4 hereto, neither Borrower nor any Subsidiary has any contingent liability in connection with any release or threatened release of any hazardous substance, petroleum, or solid waste into the environment which could reasonably be expected to have a material adverse effect on Borrower and its Subsidiaries considered as a whole.

     SECTION 7.17. Burdensome Obligations. Neither Borrower, any Subsidiary of Borrower, nor any of their respective properties, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its certificate (or articles) of incorporation or bylaws or under any agreement or instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or any of their respective properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole. Without limiting the foregoing, neither Borrower nor any of its Subsidiaries is a party to or bound by any agreement or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of a Subsidiary of Borrower to make Distributions.

     SECTION 7.18. Fiscal Year. Borrower's Fiscal Year is January 1 through December 31.

     SECTION 7.19. No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement.

     SECTION 7.20. Government Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other law which regulates the incurring by Borrower of Debt, including, but not limited to laws relating to common contract carriers or the sale of electricity, gas, stream, water or other public utility services.

     SECTION 7.21. Insider. Neither Borrower nor any of its Subsidiaries is, nor any officer of Borrower or its Subsidiaries, and no Person having "control" (as that term is defined in 12 U.S.C. Section 375(b) or regulations promulgated thereunder) of Borrower or any Subsidiary is an "executive officer", "director" or "shareholder" having "control" (as that term is defined in 12 U.S.C. Section 375(b) or regulations promulgated thereunder) of any Bank or any bank holding company of which any Bank is a Subsidiary or of any Subsidiary of such bank holding company.

     SECTION 7.22. Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) the net gas imbalances to Borrower and its Subsidiaries (considered in the aggregate) under all Gas Balancing Agreements to which Borrower or any of its Subsidiaries is a party or by which any Mineral Interest owned by Borrower or any of its Subsidiaries is bound, is not in excess of $500,000, and (b) the aggregate amount of all Advance Payments received by Borrower or any of its Subsidiaries under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $500,000.

                           ARTICLE VIII

                      AFFIRMATIVE COVENANTS

     Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

     SECTION 8.1. Information. Borrower will deliver, or cause to be delivered, to each of Banks:

          (a) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, consolidated and consolidating balance sheets of Borrower as of the end of such Fiscal Year and the related consolidated and consolidating statements of income and changes in financial position for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing and acceptable to Agent;

          (b) (i) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated and consolidating balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of income and changes in financial position for such quarter and for the portion of Borrower's fiscal year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous Fiscal Year. All financial statements delivered pursuant to this Section 8.1(b) shall be certified as to fairness of presentation, GAAP and consistency by a Financial Officer of Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in Sections 8.1(a) and (b), a certificate of a Financial Officer in the form of Exhibit I attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect the business and financial condition of Borrower as of the date of the delivery of such financial statements, (iv) setting forth the aggregate amount of all Investments made by Borrower which are outstanding on the date of such certificates which are of the type described in clause (d) of the definition of "Permitted Investments", herein contained, (v) setting forth (A) the amount of net gas imbalances under Gas Balancing Agreements to which Borrower or any of its Subsidiaries are parties or by which any Mineral Interests owned by Borrower or any of its Subsidiaries are bound, and
(B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower or any of its Subsidiaries are parties or by which any Mineral Interests owned by Borrower or any of its Subsidiaries are bound which have not been satisfied by delivery of production, if any, and (vi) setting forth a list and description of Hedge Transactions to which Borrower or any of its Subsidiaries is then a party, including a calculation of Borrower's and its Subsidiaries' termination liability assuming each of such Hedge Transactions was terminated as of such date (whether or not such Hedge Transactions are then terminable but without giving effect to penalties for early termination, if any);

          (d) promptly upon the mailing thereof to the stockholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) promptly upon the filing thereof, copies of all final registration statements, post-effective amendments thereto and annual, quarterly or special reports which Borrower shall have filed with the Securities and Exchange Commission; provided, that Borrower must deliver, or cause to be delivered, any annual reports which Borrower shall have filed with the Securities and Exchange Commission, within ninety (90) days after the end of each Fiscal Year of Borrower, and any quarterly reports which Borrower shall have filed with the Securities and Exchange Commission, within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Borrower;

          (f) promptly upon request therefore by any Bank, such title opinions and other information in its possession, control or direction regarding title to the oil and gas properties owned by Borrower or its Subsidiaries as are appropriate to determine the status thereof;

          (g) promptly upon receipt of same, any notice or other information received by Borrower or any Subsidiary of Borrower indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up or any other remediation obligations or any other liability in excess of $2,000,000 in the aggregate; (ii) release or threatened release of any toxic or hazardous waste, substance, or constituent, or other substance into the environment which release would impose on Borrower or any Subsidiary a duty to report to a governmental authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up and other remediation obligations or any other liability in excess of $2,000,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $2,000,000 in the aggregate. Without limiting the foregoing, Borrower shall provide to Banks promptly upon receipt of same copies of all environmental consultants or engineers reports received by Borrower or any Subsidiary of Borrower which would render the representation and warranty contained in Section 7.16 untrue or inaccurate in any respect; provided, however, that no report shall be required to be delivered if such report is subject to an attorney-client privilege or contains information or discloses facts which could result in liability to Borrower or any Subsidiary of Borrower for fines, cleanup and any other remediation obligations or any other liability of less than $2,000,000 in the aggregate;

          (h) in the event any notification is provided by Borrower to any Bank or Agent pursuant to Section 8.1(g) hereof or Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall deliver to Agent and each Bank such information regarding such event, condition or circumstance as Agent or Required Banks shall reasonably require;

          (i) immediately upon any Authorized Officer becoming aware of the occurrence of any Default, a certificate of an Authorized Officer setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

          (j) on or before thirty (30) days following the expiration of each month, reports of net production volume and prices received for each Borrowing Base property by field during the preceding calendar month;

          (k) notify Agent within thirty (30) days of any change in Borrower's Investment Guidelines;

          (l) promptly notify Banks of any material adverse change in the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries; and

          (m) from time to time such additional information regarding the financial position or business of Borrower and its Subsidiaries as Agent, at the request of any Bank, may reasonably request.

     SECTION 8.2. Maintenance of Existence. Borrower, shall, and shall cause each Subsidiary to, at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization except to the extent any Subsidiary ceases to be in existence as a result of a merger or consolidation expressly permitted pursuant to Section 9.4, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a material adverse effect on the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries.

     SECTION 8.3. Right of Inspection. Borrower will permit and will cause each of its Subsidiaries to permit any officer, employee or agent of Agent or any of Banks to visit and inspect any of the assets of Borrower and its Subsidiaries, examine Borrower's and its Subsidiaries' books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrower and its Subsidiaries with Borrower's and its Subsidiaries' officers, accountants and auditors, all at such reasonable times and as often as Agent or any of Banks may desire, all at the expense of Borrower; provided, that, prior to the occurrence of an Event of Default neither Agent nor any Bank will require Borrower or any of its Subsidiaries to incur any unreasonable expense as a result of the exercise by Agent or any Bank of its rights pursuant to this Section 8.3.

     SECTION 8.4. Maintenance of Insurance. Borrower will, and will cause each of its Subsidiaries to (and will use its best efforts to cause all operators of Mineral Interests owned by Borrower and its Subsidiaries) at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated.

     SECTION 8.5. Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiaries to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower or any of its Subsidiaries are subject to levy or execution, (ii) Borrower as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto, and (iii) Borrower has notified Agent of such circumstances, in detail satisfactory to Agent.

     SECTION 8.6. Compliance with Laws and Documents. Borrower will and will cause each of its Subsidiaries to comply with all Laws, their respective certificates (or articles) of incorporation, bylaws and similar organizational documents and all Material Agreements to which Borrower or any of its Subsidiaries are a party, if a violation, alone or when combined with all other such violations, could have a material adverse effect on the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries.

     SECTION 8.7. Operation of Properties and Equipment. (a) Borrower will, and will cause each of its Subsidiaries to, maintain, develop and operate their respective Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing hydrocarbons and accompanying elements in paying quantities.

          (b) Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all contracts and agreements applicable to or relating to their respective Mineral Interests or the production and sale of hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not have a material adverse effect on the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries.

          (c) Borrower will, and will cause each of its Subsidiaries, at all times, to maintain, preserve and keep all operating equipment used with respect to the Mineral Interests of Borrower and its Subsidiaries in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower and its Subsidiaries.

     SECTION 8.8. Environmental Law Compliance. Except to the extent a failure to comply would not have a material adverse effect on the business, financial condition, operations or prospects of Borrower and its Subsidiaries considered as a whole, Borrower will, and will cause each of its Subsidiaries to, comply with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of hazardous substances, petroleum, solid waste or other contaminants. Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.

     SECTION 8.9. ERISA Reporting Requirements. Borrower shall furnish or cause to be furnished to Agent:

          (a) Promptly and in any event (i) within thirty (30) days after Borrower or any ERISA Affiliate receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after Borrower or any ERISA Affiliate contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan or knows or has reason to know that any event with respect to any Plan of Borrower or any ERISA Affiliate has occurred that could have a material adverse effect on Borrower or any ERISA Affiliate;

          (b) Promptly and in any event within thirty (30) days after the receipt by Borrower of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

          (c) Notification within thirty (30) days of the effective date thereof of any material increases in the benefits of any existing Plan which is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any new Plans, or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing;

          (d) Promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a material adverse effect on Borrower or any ERISA Affiliate.

     SECTION 8.10. Additional Documents. Borrower shall cure promptly any defects in the creation and issuance of each Note , and the execution and delivery of this Agreement and the other Loan Papers and, at Borrower's expense, Borrower shall promptly and duly execute and deliver to each Bank, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in this Agreement and the other Loan Papers as may be reasonably necessary or appropriate in connection therewith.

     SECTION 8.11. Environmental Matters. Promptly upon Borrower or any Subsidiary of Borrower receiving any notice or other information indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up or any other remediation obligations or any other liability in excess of $15,000,000 (without any reductions for insurance or offsets) in the aggregate; (ii) release or threatened release of any toxic or hazardous waste, substance, or constituent, or other substance into the environment which release would impose on Borrower or any Subsidiary a duty to report to a governmental authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up and other remediation obligations or any other liability in excess of $15,000,000 (without any reductions for insurance or offsets) in the aggregate; or
(iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $15,000,000 (without any reductions for insurance or offsets) in the aggregate; then Banks shall have the right to have environmental consultants and engineers chosen by Banks prepare reports relating to the condition described above which creates this right. Borrower shall reimburse Banks for the fees and expenses of such consultants and engineers up to $350,000 in the aggregate for each event described in the immediately preceding sentence. Such consultants and engineers, in conducting any testing, reviews and evaluations, shall operate at the direction of Borrower. Banks will make their best efforts to protect any attorney-client privilege which exists with respect to the reports prepared by such engineers and consultants pursuant to this Section 8.11.


                            ARTICLE IX

                        NEGATIVE COVENANTS

     Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

     SECTION 9.1. Incurrence of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Debt other than (a) the Obligations, and (b) other Debt in an aggregate amount outstanding at any time not to exceed $10,000,000.

     SECTION 9.2. Restrictions on Distributions. Borrower shall not, directly or indirectly, declare or pay, or incur any liability to declare or pay, Distributions in any Fiscal Year; provided, that (a) so long as no Default or Event of Default exists on the date any such Distribution is declared or paid and no Default or Event of Default would result therefrom, Borrower shall be permitted to declare and pay Distributions in any period of four (4) consecutive Fiscal Quarters in an amount not to exceed the greater of (i) $12,000,000, or (ii) seventy five percent (75%) of Borrower's Consolidated Net Income for such period of four (4) consecutive Fiscal Quarters (as reflected in the financial statements for Borrower for such Fiscal Quarters delivered pursuant to Section 8.1(a) and (b), hereof), and (b) any Subsidiary of Borrower may make Distributions to Borrower and to any wholly owned Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or become subject to any order of any Governmental Authority which prohibits or restricts in any way the right of any of Borrower's Subsidiaries to pay Distributions.

     SECTION 9.3. Negative Pledge. Borrower shall not, and shall not permit any Subsidiary to create, assume or suffer to exist any Lien on any asset of Borrower or any of its Subsidiaries other than Permitted Encumbrances. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become bound by any agreement (other than this Agreement) that prohibits or otherwise restricts the right of Borrower or any of its Subsidiaries to create, assume or suffer to exist any Lien on any of Borrower's or any of its Subsidiaries' assets in favor of Agent.

     SECTION 9.4. Consolidations and Mergers. Borrower shall not, and shall not permit any Subsidiary to, consolidate or merge with or into any other Person; provided, that so long as no Default or Event of Default exists or will result (a) Borrower may merge or consolidate with another Person so long as Borrower is the surviving corporation, (b) any wholly owned Subsidiary of Borrower may merge or consolidate with any other Person so long as a wholly owned Subsidiary of Borrower is the surviving corporation, and (c) any Subsidiary of Borrower may merge with any other Person so long as such Subsidiary is the surviving corporation.

     SECTION 9.5. Asset Dispositions. Borrower shall not and shall not permit any Subsidiary to sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of hydrocarbons produced from Borrower's and its Subsidiaries' Mineral Interests, and (b) the sale, lease, transfer, abandonment or other disposition of other assets, provided that the aggregate value of all assets, sold, leased, transferred or disposed of pursuant to this clause (b) in any period of twelve (12) consecutive months shall not exceed Five Million Dollars ($5,000,000).

     SECTION 9.6. Amendments to Organizational Documents. Borrower shall not and shall not permit any of its Subsidiaries to enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its certificate or articles of incorporation, bylaws, partnership agreement, regulations or other organizational documents other than amendments, modifications and waivers which are not, individually or in the aggregate, material.

     SECTION 9.7. Use of Proceeds. The proceeds of Borrowings will not be used for any purpose other than (a) working capital, (b) to finance the acquisition, exploration and development of Mineral Interests, and
(c) for general corporate purposes. None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the
ordinary course of Borrower's business.   Without limiting the foregoing,
no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any debt or equity security of Borrower or any of its Subsidiaries or to secure interest rate, commodity, currency or other swaps, caps, collars, futures contracts or similar hedging arrangements.

     SECTION 9.8. Investments. Borrower shall not and shall not permit any of its Subsidiaries to directly or indirectly, make any Investment other than Permitted Investments.

     SECTION 9.9. Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries, to engage in any transaction with an Affiliate unless such transaction is as favorable to Borrower or such Subsidiary as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

     SECTION 9.10. ERISA. Borrower agrees that it will not knowingly take action or fail to take action which would result in a violation of ERISA, the Code or other laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate. Neither Borrower nor any ERISA Affiliate shall, without the prior written consent of the Required Banks, materially modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by Borrower or any ERISA Affiliate as of the Closing Date.

     SECTION 9.11. Hedge Transactions. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Transactions which would cause the amount of hydrocarbons which are the subject of Hedge Transactions in existence at such time to exceed seventy five percent (75%) of Borrower's anticipated production from Proved, Producing Mineral Interests during the term of such existing Hedge Transactions.

     SECTION 9.12. Fiscal Year. Borrower shall not change its fiscal year.

     SECTION 9.13. Change in Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the acquisition, exploration, production and development of Mineral Interests; provided, that, this Section 9.13 shall not prevent Borrower or any of its Subsidiaries from (a) making Permitted Investments described in clause (e) of the definition of Permitted Investments, or
(b) making capital expenditures to purchase assets used in the transportation, processing, refining or marketing of petroleum products; provided, that the sum of (i) the aggregate amount of capital expenditures made by Borrower and its Subsidiaries in such "downstream" assets, plus (ii) the aggregate amount of the outstanding Investments made pursuant to clause (e) of the definition of Permitted Investments (in each case measured on a cost basis), shall not exceed $15,000,000 at any time.


                            ARTICLE X

                       FINANCIAL COVENANTS

     Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

     SECTION 10.1. Minimum Consolidated Tangible Net Worth of Borrower. Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than the Minimum Consolidated Tangible Net Worth at such time.


                            ARTICLE XI

                             DEFAULTS

     SECTION 11.1. Events of Default. If one or more of the following events (collectively "Events of Default" and individually an "Event of Default") shall have occurred and be continuing:

          (a) Borrower shall fail to pay when due any principal on any Note;

          (b) Borrower shall fail to pay when due accrued interest on any Note or any fees or any other amount payable hereunder and such failure shall continue for a period of three (3) days following the due date;

          (c) Borrower shall fail to observe or perform any covenant or agreement contained in Sections 8.1(a), (b), (c), (e) or (g), 8.10,
Article IX or Article X of this Agreement;

          (d) Borrower or any Subsidiary of Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those referenced in Sections 11.1(a), (b) and (c)) and such failure continues for a period of twenty (20) days after the earlier of (i) the date any Authorized Officer of Borrower acquires knowledge of such failure, or (ii) written notice of such failure has been given to Borrower by Agent or any Bank;

          (e) any representation, warranty, certification or statement made or deemed to have been made by Borrower in this Agreement or by Borrower, any Subsidiary of Borrower or any other Person on behalf of Borrower or on behalf of any Subsidiary of Borrower in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

          (f) Borrower or any of its Subsidiaries shall fail to make any payment when due on any Debt of such Person in a principal amount equal to or greater than $2,500,000 or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof;

          (g) Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any of its Subsidiaries of any of them under the federal bankruptcy Laws as now or hereafter in effect;

          (i) one (1) or more judgments or orders for the payment of money aggregating in excess of $2,500,000 shall be rendered against Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;

          (j) (i) any event occurs with respect to any Plan or Plans pursuant to which Borrower and/or any ERISA Affiliate incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of $1,500,000; or (ii) Borrower, any ERISA Affiliate, or any other "party-in-interest" or "disqualified person", as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to Borrower or any ERISA Affiliate in excess of $500,000 under section 409 or 502 of ERISA or section 4975 of the Code; or

            (k) as of any date either (i) thirty percent (30%) of the Persons who are members of Borrower's board of directors are Persons who were not members of Borrower's board of directors on the date which was twelve (12) months prior to such date, or (ii) any single Person or group of Affiliated Persons (excluding Persons who are directors or executive officers of Borrower on the Closing Date or are listed on Schedule 5, attached hereto) shall acquire thirty percent (30%) or more of the outstanding voting stock of Borrower (whether in a single transaction or series of related or unrelated transactions);

then, and in every such event, Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (a) if requested by the Required Banks, terminate the Commitments and they shall thereupon terminate, and (b) if requested by the Required Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable; provided that (c) in the case of any of the Events of Default specified in Sections 11.1(f) or (g), without any notice to Borrower or any other act by Agent or Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable.


                           ARTICLE XII

                              AGENT

     SECTION 12.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Papers as are delegated to Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto, provided that, as between and among Banks, Agent will not prosecute, settle or compromise any claim against Borrower or release or institute enforcement proceedings, except with the consent of the Required Banks. Each Bank and Borrower agree that Agent is not a fiduciary for Banks or for Borrower but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrower and Banks and that Agent has no duties or responsibilities to Banks or Borrower except those expressly set forth herein.

     SECTION 12.2. Agent and Affiliates. NationsBank of Texas, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not Agent, and NationsBank of Texas, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower and its Subsidiaries or any affiliate of Borrower as if it were not Agent hereunder.

     SECTION 12.3. Action by Agent. The obligations of Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Agent shall not be required to take any action with respect to any Default, except as expressly provided in
Article XI. Notwithstanding the administrative authority delegated to Agent, Agent shall not without the prior written approval of all Banks cause or permit any modification of the Loan Papers pertaining to (a) the scheduled payment of principal, interest or fees in respect of the Loans including the Termination Date, (b) the rate of interest applicable to the Loans or the amount of fees payable hereunder, (c) increasing the Commitment of any Bank, or (d) Article III or the definitions contained in Section 1.1 applicable thereto. Agent shall make such requests or take such actions in respect of Borrower as the Required Banks shall direct. Further, Agent shall grant such waivers, consents or approvals in favor of Borrower as the Required Banks shall direct.

     SECTION 12.4. Consultation with Experts. Agent may consult with legal counsel (who may be counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 12.5. LIABILITY OF AGENT. NEITHER AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, OR EMPLOYEES SHALL BE LIABLE FOR ANY ACTION TAKEN OR NOT TAKEN BY IT IN CONNECTION HEREWITH (A) WITH THE CONSENT OR AT THE REQUEST OF THE REQUIRED BANKS OR (B) IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE INTENTION OF BANKS THAT SUCH PARTIES SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF THEIR OWN NEGLIGENCE. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of Borrower, (c) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to Agent, or (d) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties or upon any oral notice which Agent believes will be confirmed in writing by the proper party or parties. If Agent fails to take any action required to be taken by it under the Loan Papers after a default and within a reasonable time after being requested to do so by any Bank (after such requesting Bank has obtained the approval of such other Banks as required), Agent shall not suffer or incur any liability as a result thereof, but such requesting Bank may request Agent to resign, whereupon Agent shall so resign pursuant to
Section 12.9.

     SECTION 12.6. Delegation of Duties. Agent may execute any of its duties hereunder by or through officers, directors, employees, attorneys, or agents.

     SECTION 12.7. Indemnification. Each Bank shall, ratably in accordance with its commitment, indemnify Agent (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct) that Agent may suffer or incur in connection with this Agreement or any action taken or omitted by Agent hereunder, including, without limitation, matters arising out of Agent's own ordinary negligence. IT IS THE EXPRESS INTENTION OF EACH BANK THAT AGENT SHALL BE INDEMNIFIED HEREUNDER FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE.

SECTION 12.8. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 12.9. Successor Agent. Agent may resign at any time that an Event of Default is continuing by giving written notice thereof to Banks and Borrower. In addition, Borrower may, prior to a Default, request the designation by Banks of a successor Agent. Upon any such request by Borrower or resignation by Agent (which, in the absence of an Event of Default, shall be made only with the consent of Borrower), the Required Banks shall have the right to appoint a successor Agent, which shall be one of Banks and, except during the continuance of an Event of Default, shall be approved by Borrower, such approval to not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Banks, so approved by Borrower (if necessary), and accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or Borrower's request for a successor Agent, then the retiring Agent may, on behalf of Banks, appoint a successor Agent, which shall (i) be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (ii) unless an Event of Default is continuing, be approved by Borrower (such approval to not be unreasonably withheld). Upon the acceptance of its appointment as a successor Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any Agent's resignation hereunder as Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. Borrower shall be entitled to recommend a successor Agent at the time of designation of any successor Agent pursuant to this
Section 12.9. Banks shall give due consideration to the successor nominated by Borrower, but shall have no obligation to approve such nominee.

                           ARTICLE XIII

                          MISCELLANEOUS

     SECTION 13.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given, if to Agent or any Bank, at its address or telecopier number set forth on Schedule 1 hereto, and if given to Borrower, at its address or telecopy number set forth on the signature pages hereof (or in either case, at such other address or telecopy number as such party may hereafter specify for the purpose by notice to Agent, Borrower and each Bank). Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 13.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section 13.1; provided that notices to Agent under Article II or VI shall not be effective until received.

     SECTION 13.2. No Waivers. No failure or delay by Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Loan Papers.

     SECTION 13.3. Expenses; Documentary Taxes; Indemnification. (a) Borrower shall pay (i) all reasonable out-of-pocket expenses of Agent, including reasonable fees and disbursements of special counsel for Agent, in connection with the preparation of this Agreement and the other Loan Papers and, if appropriate, the recordation of the Loan Papers, any waiver or consent hereunder or any amendment hereof or supplement hereto or any Default or alleged Default hereunder; provided, that the fees and expenses of counsel to Agent incurred in connection with the preparation of this Agreement and the other Loan Papers to be executed on or before the Closing Date and closing the transactions contemplated hereby shall not exceed the sum of (A) $20,000, (B) reasonable fees of counsel to Agent in connection with the title review contemplated by Section 6.1(g), and (c) travel expenses related to out of town travel to the extent required, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Agent or any Bank, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Agent or any Bank in connection therewith. Borrower shall indemnify each Bank against any Taxes imposed by reason of the execution and delivery of this Agreement or the Notes (other than Taxes imposed on the overall net income of such Bank or its Lending Office, unless and to the extent that such income Taxes are assessed in a jurisdiction in which such Bank was not previously subject to income Taxes and are assessed solely as a result of such Bank's rights and obligations under this Agreement and the other Loan Papers). Without limiting Borrower's rights under Section 2.9,

Banks agree that if Taxes of the type described in this Section 13.3 are imposed on any Bank and such Bank requests indemnification therefor in an amount greater than $100,000, Borrower shall have the right to either
(i) reduce the Total Commitment to zero pursuant to and in accordance with
Section 2.9, or (ii) replace such Bank with an Assignee reasonably acceptable to Agent pursuant to an Assignment and Assumption Agreement in accordance with Section 13.10 hereof.

          (b) Borrower agrees to indemnify Agent and each Bank and hold Agent and each Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for Agent and each Bank in connection with any investigative, administrative or judicial proceeding, whether or not such Bank shall be designated a party thereto) which may be incurred by any Bank or by Agent relating to or arising out of (i) the existence of this Agreement or any of the Loan Papers, including the performance by Borrower, Agent or any Bank of its obligations hereunder, (ii) any transactions contemplated hereby or by any of the other Loan Papers, (iii) the exercise of any rights or remedies by Agent or any Bank under this Agreement or applicable Law following any Default or Event of Default hereunder or (iv) any actual or proposed use of proceeds of Loans or Letters of Credit hereunder; provided that neither Agent nor any Bank shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct, IT BEING THE EXPRESS INTENTION OF BORROWER THAT EACH BANK AND AGENT SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE. The obligation of Borrower to provide indemnification under this Section 13.3 for fees and expenses of counsel shall be limited to the fees and expenses of one counsel in each jurisdiction representing all of the Persons entitled to such indemnification, except to the extent that, in the reasonable judgment of any such indemnified Person, the existence of actual or potential conflicts of interest make representation of all of such indemnified Persons by the same counsel inappropriate; in such a case, the Person exercising such judgment shall be indemnified for the reasonable fees and expenses of the separate counsel to the extent provided in this Section 13.3 without giving effect to the first clause of this sentence. Nothing in this Section 13.3 is intended to limit the obligations of Borrower under any other provision of this Agreement.

     SECTION 13.4. Right and Sharing of Set-Offs. (a) Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Bank agrees promptly to notify Borrower after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 13.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

          (b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by Banks shall be shared by Banks ratably; provided that nothing in this Section 13.4 shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of Borrower other than its indebtedness under the Notes. Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Note may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

     SECTION 13.5. Amendments and Waivers. Any provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and the Required Banks (and, if the rights or duties of Agent are affected thereby, by Agent); provided that no such amendment or waiver shall, unless signed by all Banks, (a) increase the Commitments of Banks or subject any Bank to any additional obligation, (b) forgive any of the principal of or reduce the rate of interest on any Loan or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder including the Termination Date, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for Banks or any of them to take any action under this Section 13.5 or any other provision of this Agreement, (e) Article III or the definitions contained in Section 1.1 applicable thereto.

     SECTION 13.6. Survival. All representations, warranties and covenants made by Borrower herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by Banks and shall survive the delivery to Banks of such Loan Papers or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of Banks.

     SECTION 13.7. Limitation on Interest. Regardless of any provision contained in the Loan Papers, Banks shall never be entitled to receive, collect, or apply, as interest on the Loans, any amount in excess of the Maximum Lawful Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loans are paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Banks shall, to the extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and
(c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Banks shall refund to Borrower the amount of such excess and, in such event, Banks shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

     SECTION 13.8. Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 13.9. Waiver of Consumer Credit Laws. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 shall not govern or in any manner apply to the Loans.

     SECTION 13.10. Successors and Assigns. (a) Each Loan Paper binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. Borrower shall not assign or transfer any rights or obligations under any Loan Paper without first obtaining all Banks' consent, and any purported assignment or transfer without all Banks' consent is void. No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (b) or (c) below.

          (b) Any Bank may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a "Participant") participating interests in its portion of the Obligations.
The selling Bank remains a "Bank" under the Loan Papers, the Participant does not become a "Bank" under the Loan Papers, and the selling Bank's obligations under the Loan Papers remain unchanged. The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loans for all purposes under the Loan Papers. Borrower and each Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank's
Rights and obligations under the Loan Papers, and each Bank must retain the sole right and responsibility to enforce due obligations of Borrower. Participants have no rights under the Loan Papers except certain voting rights as provided below. Subject to the following, each Bank may obtain
(on behalf of its Participants) the benefits of Article XII with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XII calculated as though no participations have been made. No Bank may sell any participating interest under which the Participant has any Rights to approve any amendment, modification, or waiver of any Loan Paper except as to matters in Section 13.5.

          (c) Each Bank may make assignments to the Federal Reserve Bank. Each Bank may also assign to one or more assignees (each an "Assignee") all or any part of its rights and obligations under the Loan Papers so long as (i) the assignor Bank and Assignee execute and deliver to Agent and Borrower for their consent and acceptance (that may not be unreasonably withheld) an assignment and assumption agreement in substantially the form of Exhibit J (an "Assignment and Assumption Agreement") and, in the case of any assignment occurring on or after the ninetieth (90th) day after the Closing Date, pay to Agent a processing fee of $2,500, and (ii) the conditions (including, without limitation, minimum amounts of the Total Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied. The "Effective Date" in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Agent) be at least five Domestic Business Days after it is executed and delivered by the assignor Bank and the Assignee to each Agent and Borrower for acceptance. Once that Assignment and Assumption Agreement is accepted by Agent and Borrower, then, from and after the Effective Date stated in it (i) the Assignee automatically becomes a party to this agreement and, to the extent provided in that Assignment and Assumption Agreement, has the Rights and obligations of a Bank under the Loan Papers, (ii) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank's rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (iii) Borrower shall execute and deliver to the assignor Bank and the Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this agreement, and (v) Schedule 1 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of the Assignee and the remaining Commitment (if any) of the assignor Bank, and Agent shall prepare and circulate to Borrower and Banks an amended
Schedule 1 reflecting those changes.

     SECTION 13.11. TEXAS LAW. THIS AGREEMENT AND EACH NOTE AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     SECTION 13.12.  [Intentionally Deleted].

     SECTION 13.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

     SECTION 13.14. No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 13.10(b).

     SECTION 13.15. COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, AGENT AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, AGENT AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANKS, AGENT AND BORROWER.

     SECTION 13.16. WAIVER OF JURY TRIAL. BORROWER AND BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written.

BORROWER:

BERRY PETROLEUM COMPANY
a Delaware corporation



By:  /s/ Jerry V. Hoffman
     Jerry V. Hoffman,
     President and Chief Executive Officer

By:  /s/ Ralph J. Goehring
     Ralph J. Goehring,
     Chief Financial Officer

[Two signatures required]


Berry Petroleum Company
28700 Hovey Hills Road
P.O. Bin X
Taft, California  93268
Attn: Chief Financial Officer

Telecopy No.:  (805) 769-8960


BANKS:

NATIONSBANK OF TEXAS, N.A.


By:  /s/ Richard P. Stults
     Richard P. Stults, Vice President

AGENT:

NATIONSBANK OF TEXAS, N.A.


By:  /s/ Richard P. Stults
     Richard P. Stults, Vice President

                            EXHIBIT A

                     FORM OF COMMITTED NOTE


$_______________          Dallas, Texas     _______________, 1996


     FOR VALUED RECEIVED, the undersigned, Berry Petroleum Company, a Delaware corporation ("Maker"), hereby promises to pay to the order of [Name of Bank or Lending Office] ("Payee"), at the offices of NationsBank of Texas, N.A., as Agent (herein so called) for Payee and the other Banks hereinafter described at the offices of Agent, 901 Main St., 64th Floor, Dallas, Texas 75202, Dallas County, Texas, the principal sum of [Amount of such Bank's Commitment] ($___________), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.

     This Committed Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Credit Agreement dated as of December 1, 1996 (as hereafter renewed, extended, amended, or supplemented, the "Agreement") among Maker, Payee, Agent and the other Banks named therein and is one of the "Committed Notes" referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

     Maker also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Agent above referenced from the date hereof at the rates applicable to Committed Loans provided in the Agreement.

     Accrued interest shall be due and payable (a) in the case of Committed Loans which are Eurodollar Loans, at the expiration of the Interest Period applicable thereto, and in the event such Interest Period is for a term longer than three (3) months, on each Quarterly Date during such Interest Period, (b) in the case of Base Rate Loans, on each Quarterly Date, and (c) at the times required by Section 2.11 of the Agreement. The principal balance of the Committed Loans evidenced by this Committed Note shall be paid at the times and in the amounts required by Sections 2.6, 2.7, 2.9, 2.10, 3.4, 5.3 and 5.5 of the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Termination Date.

     Upon and subject to the terms and conditions of the Agreement, Maker shall be entitled to prepay the principal of or interest on this Committed Note from time to time and at any time, in whole or in part.

     Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Committed Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. All past-due principal of and, to the extent permitted by law, accrued interest on this Committed Note shall, at the option of the holder hereof, bear interest at the lesser of (a) the Maximum Lawful Rate or (b) the Base Rate plus 3% until paid.


<PAGE 2>
     Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.5(a) and (b) of the Agreement (the "Contract Rate") exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Committed Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Committed Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Committed Note, the total amount of interest paid or accrued on this Committed Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the holder of this Committed Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Committed Note.

                                   BERRY PETROLEUM COMPANY,
                                    a Delaware corporation



                                   By:
                                   Name:
                                   Title:



                                   By:
                                   Name:
                                   Title:



                                   [Two signatures required]


<PAGE 3>

                 COMMITTED LOANS, MATURITIES, AND
                PAYMENTS OF PRINCIPAL AND INTEREST

                                         Rate of Interest
             Amount of    Maturity of      Applicable to
Borrowing    Committed    Committed         Committed          Amount of
  Date         Loan         Loan               Loan         Principal Paid




                         Unpaid
    Amount of           Principal         Notation Made
  Interest Paid          Balance                By



<PAGE 1>
                             EXHIBIT B

                   FORM OF COMPETITIVE BID NOTE


$_______________          Dallas, Texas         ___________, 1996

     FOR VALUED RECEIVED, the undersigned, Berry Petroleum Company, a Delaware corporation ("Maker"), hereby promises to pay to the order of [Name of Bank or Lending Office] ("Payee"), at the offices of NationsBank of Texas, N.A., as Agent (herein so called) for Payee and the other Banks hereinafter described at the offices of Agent, 901 Main St., 64th Floor, Dallas, Texas 75202, Dallas County, Texas, the principal sum of [Amount of such Bank's Commitment] ($___________), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.

     This Competitive Bid Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Credit Agreement dated as of December 1, 1996 (as hereafter renewed, extended, amended or supplemented, the "Agreement") among Maker, Payee, Agent and the other Banks named therein and is one of the "Competitive Bid Notes" referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

     Maker also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Agent above referenced from the date hereof at the rates provided in the Agreement applicable to Competitive Bid Loans and in the applicable Competitive Bids under which Competitive Bid Loans outstanding hereunder are made.

     Accrued interest shall be due and payable on the expiration of each Interest Period with respect to those Competitive Bid Loans which are subject to the Interest Period then expiring and at the times required by Section 2.11 of the Agreement. The principal balance of the Competitive Bid Loans evidenced by this Competitive Bid Note shall be paid at the times and in the amounts required by Sections 2.6, 2.7, 2.9, 2.10, 3.4, 5.3 and
5.5 of the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Conversion Date. The amount and type of each Competitive Bid Loan made by the Bank to the Maker and the maturity thereof, the rate of interest applicable thereto and all payments made on account of principal and interest hereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Competitive Bid Note.

     Upon and subject to the terms and conditions of the Agreement, Maker shall be entitled to prepay the principal of or interest on this Competitive Bid Note from time to time and at any time, in whole or in part.


<PAGE 2>
     Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Competitive Bid Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Competitive Bid Note any sum or sums owed by the holder hereof to Maker. All past-due principal of and, to the extent permitted by law, accrued interest on this Competitive Bid Note shall, at the option of the holder hereof, bear interest at the lesser of (a) the Maximum Lawful Rate or (b) the Base Rate plus 3% until paid.

     Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.5(b), (c) or (d) of the Agreement (the "Contract Rate") exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Competitive Bid Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Competitive Bid Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Competitive Bid Note, the total amount of interest paid or accrued on this Competitive Bid Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the holder of this Competitive Bid Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Competitive Bid Note.

                                   BERRY PETROLEUM COMPANY,
                                    a Delaware corporation


                                   By:
                                   Name:
                                   Title:


                                   By:
                                   Name:
                                   Title:


                                   [Two signatures required]


<PAGE 3>
                  COMPETITIVE BID LOANS, MATURITIES,
                AND PAYMENTS OF PRINCIPAL AND INTEREST

              Amount of      Maturity of      Rate of Interest
           Competitive Bid   Competitive        Applicable to
Borrowing       Loan          Bid Loan         Competitive Bid
  Date                                               Loan



  Amount of         Amount of          Unpaid
Principal Paid     Interest Paid      Principal       Notation Made
                                       Balance              By

<PAGE 1>
                           EXHIBIT C

                 FORM OF COMPETITIVE BID REQUEST




NationsBank of Texas, N.A.,
   as Agent for the Banks
   parties to the Credit
   Agreement referred to below
901 Main Street
Dallas, Texas 75202                                        [Date]

Attention:

Dear Sirs:

     The undersigned hereby gives notice pursuant to
Section 2.2.1 of the Credit Agreement dated December 1, 1996 (the "Agreement")(capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement) among the undersigned, the Banks named therein and NationsBank of Texas, N.A., as Agent, that it requests a Competitive Bid Borrowing under the Credit Agreement, and set forth below are the terms on which such Competitive Bid Borrowing is requested to be made:


(1)  Borrowing Date of Competitive Bid Borrowing 1
     (which is a Domestic Business Day)

(2)  Principal Amount of Competitive Bid Borrowing 2

(3)  Interest Period and the last day thereof 3


     Borrower and the officer of Borrower signing this instrument hereby certify that:

       (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto;


1 At least three (3) Domestic Business Days after receipt of this Request by Agent.

2   Not less than $5,000,000 or greater than the Competitive Bid
    Availability, and in integral multiples of $100,000.

3 Which shall have a duration of 7, 30, 60 or 90 days, and which, in either case, shall end by the thirtieth day prior to the Conversion Date.


<PAGE 2>
       (b) The representations and warranties of Borrower set forth in the Agreement and the Loan Papers delivered to Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.

       (c) There does not exist on the date hereof, any condition or event which constitutes a Default, nor will any such Default exist upon Borrower's receipt and application of the proceeds requested hereby. Borrower will use the proceeds hereby requested in compliance with the applicable provisions of the Agreement.

       (d) Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent contained in the Agreement to making the Loans requested herein have been and remain satisfied in all respects.

                                   Sincerely,

                                BERRY PETROLEUM COMPANY

                                By:
                                Name:
                                Title:

                                By:
                                Name:
                                Title:


                                [TWO (2) SIGNATURES REQUIRED]


<PAGE 1>
                           EXHIBIT D

            FORM OF NOTICE OF COMPETITIVE BID REQUEST


[Name of Bank]                                             [Date]
[Address of Bank]


Attention:

Dear Sirs:

     Reference is made to the Credit Agreement dated as of December 1, 1996 (the "Credit Agreement"), among Berry Petroleum Company (the "Company"), the Banks named therein, and NationsBank of Texas, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company delivered a Request for Competitive Bids requesting a Competitive Bid on _______________, 19____ pursuant to Section 2.2.1(a) of the
Credit Agreement, and in that connection you are invited to
submit a Competitive Bid by     [Date]    ,     [Time]   1.
Your Competitive Bid must comply with Section 2.2.1(b) of the Credit Agreement and the terms set forth below on which the Notice of Competitive Borrowing was made:

(1)    Date of Competitive Bid Borrowing

(2)    Principal amount of Competitive Bid Borrowing

(3)    Interest Period and the last day thereof

                                Very truly yours,

                                NATIONSBANK OF TEXAS, N.A.,
                                 as Agent


                                By:
                                Name:
                                Title:

1 The Competitive Bid must be received by Agent not later than 10:00 a.m. Dallas, Texas time, two Domestic Business Days before the proposed Competitive Bid Borrowing.


<PAGE 1>
                            EXHIBIT E

                     FORM OF COMPETITIVE BID



NationsBank of Texas, N.A.,
   as Agent for the Banks
   parties to the Credit
   Agreement referred to below
901 Main Street
Dallas, Texas 75202                                        [Date]

Attention:

Dear Sirs:

  The undersigned,       [Name of Bank]      , refers to the
Credit Agreement dated as of December 1, 1996 (the "Credit Agreement"), among Berry Petroleum Company (the "Company"), the Banks named therein, and NationsBank of Texas, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.2.1(b) of the Credit Agreement, in response to the Request for Competitive Bids (the "Competitive Bid Request") made by the Company on _______________, 19____, and in that connection sets forth below the terms on which such Competitive Bid is made:


(1)    Principal Amount 1    ______________________

(2)    Competitive Bid Rate 2  ____________________

(3)    Interest Period and
       the last day thereof 3  ____________________

  The undersigned hereby confirms that it is prepared to extend credit to the Company upon acceptance by the Company of this bid in accordance with Section 2.2.1(d) of the Credit Agreement. The undersigned hereby represents that the sum of
(i) the aggregate principal amount of all Committed Loans made by it, plus (ii) the aggregate principal amount of all Competitive


1   Not less than $1,000,000 or greater than the Competitive Bid
    Borrowing requested by Borrower and in integral multiples of $100,000.

2 Expressed in the form of a decimal to no more than four decimal places.

3 The Interest Period must be the Interest Period specified in the Competitive Bid Request.


<PAGE 2>
Bid Loans made by it (after giving effect to this Competitive
Bid), plus (iii) the amount of the undersigned's Letter of Credit
Exposure, does not exceed the undersigned's Commitment Percentage of the Borrowing Base now in effect.


                                Very truly yours,

                                [Name of Bank]


                                By:
                                Name:
                                Title:


<PAGE 1>
                             EXHIBIT F

               FORM OF REQUEST FOR COMMITTED LOANS


  Reference is made to that certain Credit Agreement dated as of December 1, 1996, (as from time to time amended, the "Agreement") by and among Berry Petroleum Company ("Borrower"), NationsBank of Texas, N.A., as Agent ("Agent"), and certain other Banks named therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests each Bank to make a Committed Loan to Borrower in the amount allocated to such Bank pursuant to Section 2.1(a) of the Agreement (as applicable) of the full amount of the Borrowing requested hereby, said amount being $ ________________________ to be advanced on
______________, 19__  .1

  Borrower requests that the Committed Loans to be made hereunder shall be Base Rate Loans and/or Eurodollar Loans and shall have the Interest Periods all as set forth below:


  Type of Loan              Aggregate Amount              Interest Period 2





   Borrower and the officer of Borrower signing this instrument hereby certify that:

         (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto;

         (b) The representations and warranties of Borrower set forth in the Agreement and the Loan Papers delivered to Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the business, financial condition, operations or prospects of Borrower or any of its

1 For a Base Rate Borrowing, at least one (1) Domestic Business Day after receipt of this Request by Agent, and for a Eurodollar Borrowing, at least three (3) Eurodollar Business Days after receipt of this Request by Agent.

2 For Eurodollar Loans only, a duration of one, two, three or six, and, if available to Banks, twelve months.


<PAGE 2>
   Subsidiaries since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.

         (c) There does not exist on the date hereof, any condition or event which constitutes a Default, nor will any such Default exist upon Borrower's receipt and application of the proceeds requested hereby. Borrower will use the proceeds hereby requested in compliance with the applicable provisions of the Agreement.

         (d) Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent contained in the Agreement to making the Loans requested herein have been and remain satisfied in all respects.

   IN WITNESS WHEREOF, this instrument is executed as of _______________, 19____.


                                BERRY PETROLEUM COMPANY
                                a Delaware corporation



                                By:
                                Name:
                                Title:


                                By:
                                Name:
                                Title:

                                [TWO (2) SIGNATURES REQUIRED]


<PAGE 1>
                            EXHIBIT G

               FORM OF REQUEST FOR LETTER OF CREDIT


     Reference is made to that certain Credit Agreement dated as of December 1, 1996 (as from time to time amended, the "Agreement"), by and among Berry Petroleum Company ("Borrower"), NationsBank of Texas, N.A., as Agent ("Agent"), and certain other Banks named therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests ___________________
                 ("Issuer") to issue a Letter of Credit for the account of Borrower as follows:


       Requested Amount 1
        $ ___________________
       Requested Date of Issuance 2     ___________________
       Requested Expiration Date  3
       ___________________
       Beneficiary                      ___________________

     Borrower and the officer of Borrower signing this instrument hereby certify that:

          (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto;

          (b) The representations and warranties of Borrower set forth in the Agreement and the other Loan Papers delivered to Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.

          (c) There does not exist on the date hereof any condition or event which constitutes a Default, nor will any such Default exist upon the issuance of the Letter of


1   Minimum amount of $5,000.00.

2 At least three (3) Domestic Business Days after this Request for Letter of Credit, and at least ninety (90) days prior to the Conversion Date.

3 Not later than the earlier of (i) thirty (30) days prior to the Conversion Date, or (ii) one (1) year from the date of issuance.

<PAGE 2>
    Credit requested hereby. Borrower will use the Letter of Credit solely for purposes permitted by the Agreement.

          (d) Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent contained in the Agreement to the issuance of Letters of Credit have been and remain satisfied.

          (e) After the issuance of the Letter of Credit requested hereby, Borrower will have Availability on the date requested for the issuance of such Letter of Credit.

    IN WITNESS WHEREOF, this instrument is executed as of
             , 19     .


                                BERRY PETROLEUM COMPANY,
                                a Delaware corporation


                                By:
                                Name:
                                Title:


                                By:
                                Name:
                                Title:

                                [TWO (2) SIGNATURES REQUIRED]


<PAGE 1>
                            EXHIBIT H

            FORM OF CERTIFICATE OF OWNERSHIP INTEREST


     This Certificate of Ownership Interest (this "Certificate") is executed and delivered pursuant to that certain Credit Agreement dated December 1, 1996, but effective for all purposes as of ____________, 1996 (the "Agreement"), by and among Berry Petroleum Company, as Borrower, NationsBank of Texas, N.A., as Agent and certain other Banks named therein. Unless otherwise defined herein, all capitalized terms shall have the meanings given such terms in the Agreement.

     In order to induce each Bank to enter into the Agreement and to make Loans thereunder, Borrower hereby represents and warrants to each Bank that Borrower has good and indefeasible title, beneficially and of record, subject only to Permitted Encumbrances, to all Mineral Interests described in the most recent Reserve Report delivered to Banks pursuant to the Credit Agreement. All such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower's Proved Mineral Interests, Borrower's share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations "working interests", "WI", "gross working interest", "GWI", or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations net revenue interest, NRI, or similar terms.

     Borrower acknowledges and agrees that the Banks are relying on this Certificate, and the representations and warranties herein contained, in entering into the Agreement and committing to make Loans and issue Letters of Credit thereunder, and but for Borrower's execution and delivery of this Certificate, Banks would not enter into the Agreement and commit to make Loans and issue Letters of Credit to Borrower thereunder.

     Executed the ____ day of _______, 1996.

                                BERRY PETROLEUM COMPANY
                                a Delaware corporation


                                By:
                                Name:
                                Title:


<PAGE 1>
                            EXHIBIT I

             FORM OF CERTIFICATE OF FINANCIAL OFFICER


     The undersigned, the __________________________ of Berry
Petroleum Company, a Delaware corporation ("Borrower"), hereby
(a) delivers this Certificate pursuant to Section 8.1(c) of that certain Credit Agreement ("Credit Agreement") dated as of December 1, 1996, by and among Borrower, NationsBank of Texas, N.A., as Agent ("Agent"), and the financial institutions listed on the signature pages thereto, as Banks ("Banks"), and
(b) certifies to Banks, with the knowledge and intent that Banks may, without any independent investigation, rely fully on the matters herein in connection with the Credit Agreement, as follows:

     1.   Attached hereto as Schedule I are the consolidated
financial statements of Borrower [and its Subsidiaries] as of and
for the Fiscal   Year   Quarter (check one) ended
________________, 19____.

     2. Such consolidated financial statements are true and correct in all material respects, have been prepared on a consistent basis in accordance with GAAP (except as otherwise noted therein) and fairly present the financial condition of Borrower [and its Subsidiaries] as of the date indicated therein and the results of operations for the respective period indicated therein.

     3. Unless otherwise disclosed on Schedule II attached hereto and incorporated herein by reference for all purposes, neither a Default nor an Event of Default has occurred which is in existence on the date hereof; provided, that for any Default or Event of Default disclosed on Schedule II attached hereto, Borrower is taking or proposes to take the action to cure such Default or Event of Default set forth on Schedule II.

     4. The representations and warranties of Borrower set forth in the Credit Agreement and the Loan Papers delivered to Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the business, financial condition, operations or prospects of Borrower or any of its Subsidiaries since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Credit Agreement.

     5. Attached hereto as Schedule III is a list and description of all Hedge Transactions to which Borrower or any of its Subsidiaries is then a party, including a calculation of Borrower's and its Subsidiaries' termination liability assuming each of such Hedge Transactions was terminated as of such date (whether or not such Hedge Transactions are then terminable, but without giving effect to penalties for early termination if any).


<PAGE 2>
     6. The aggregate amount of all Investments of Borrower, of the type described in clause (d) of the definition of "Permitted
Investments", which are outstanding as of the date this Certificate, is $____________________.

     7. The Consolidated Tangible Net Worth of Borrower, as of the date of this Certificate, is $_______________. The Minimum Consolidated Tangible Net Worth of Borrower is $_______________ (sum of $74,000,000 plus 75% of any increase in the shareholders equity of Borrower resulting from the issuance of any equity securities of Borrower after the Closing Date).

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of _______________, 19__.

                                BERRY PETROLEUM COMPANY


                                By:
                                Name:
                                Title:


<PAGE 3>
                     Schedule I to Exhibit I

                       Financial Statements
                         (to be attached)




<PAGE 4>
                     Schedule II to Exhibit I

          Defaults or Events of Default/Remedial Action
                         (to be attached)




<PAGE 5>
                    Schedule III to Exhibit I

                        Hedge Transactions
                         (to be attached)



<PAGE 1>
                            EXHIBIT J

               ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment and
Assumption") is dated ____________________, 199__, among
__________________________ ("Assignor") and
______________________________ ("Assignee") and NationsBank of
Texas, N.A., as Agent ("Agent").


                           BACKGROUND.

     A. Reference is made to the Credit Agreement dated as of December 1, 1996 (as it may hereafter be amended or otherwise modified from time to time, being referred to as the "Credit Agreement") among Berry Petroleum Company (the "Borrower"), the financial institutions parties thereto as Banks thereunder, and Agent. Unless otherwise defined, terms are used herein as defined in the Credit Agreement.

     B. This Assignment and Assumption Agreement is made with reference to the following facts:

          (i) Assignor is a Bank under and as defined in the Credit Agreement and, as such, presently holds a percentage of the rights and obligations of Banks under the Credit
     Agreement.

          (ii) As of the date hereof, the Total Commitment is $__________, Assignor's Commitment is $______________ and
     Assignor's Commitment Percentage is ______%.

          (iii)     As of the date hereof, the outstanding
     balance of Assignor's Competitive Bid Loans is
     $_______________ and the outstanding balance of its Committed Loans is $_______________.

          (iv) On the terms and conditions set forth below, Assignor desires to sell and assign to Assignee, and Assignee desires to purchase and assume from Assignor, as of the Effective Date (as defined below), ___________ percent
     (_______%) of the Total Commitment (the "Assigned
     Percentage").

                            AGREEMENT.

     NOW, THEREFORE, Assignor and Assignee hereby agree as follows:

     1. By this agreement, and effective as of _____________, 19__ (which must be at least five (5) Domestic Business Days after the execution and delivery of this Assignment and


<PAGE 2>
Assumption to both Borrower and Agent for acceptance), Assignor hereby sells and assigns to Assignee, without recourse and, except as provided in paragraph 2 of this Assignment and Assumption, without representation and warranty, and Assignee hereby purchases and assumes from Assignor, Assignor's rights and obligations under the Credit Agreement, to the (a) extent of the Assigned Percentage of the Committed Loans, the Letter of Credit Exposure, and the Commitment as in effect on the Effective Date, and (b) ______% of each of the Competitive Bid Loans owing to Assignor on the Effective Date).

     2. Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Paper or any other instrument or document furnished pursuant thereto, or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Paper or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Person or the performance or observance by the Borrower or any Person of any of its obligations under the Loan Papers or any other instrument or document furnished pursuant thereto.

     3. Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to Assignor pursuant to
Section 8.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Papers; (c) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Papers as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement and the other Loan Papers, are required to be performed by it as a Bank; (e) specifies, as its address for notice and Lending Office, the office set forth beneath its name on the signature pages hereof, and (f) if Assignee is not organized under the Laws of the United States of America or one of its states, it (a) represents and warrants to Assignor, Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or other form acceptable to Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, (b) covenants to (i) provide Agent and Borrower a new form 4224, Form 1001, Form W-8, or other form acceptable to Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with


<PAGE 3>
regard to the withholding Tax exemption, and (c) agrees that if any of the foregoing is not true or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal income Tax at the maximum rate under the Code.

     4. Borrower acknowledges its obligations under the Credit Agreement, and agrees, within five Domestic Business Days after receiving an executed copy of this Assignment and Assumption to execute and deliver to Agent, in exchange for the Notes originally delivered to Assignor, new Notes to the order of Assignor and Assignee in amounts equal to their respective Commitment Percentages of the Commitment.

     5. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Bank thereunder, (b) Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and other Loan Papers, and (c) Assignor's Commitment Percentage shall be ______%, and Assignee's Commitment Percentage shall be ______%.

     6. From and after the Effective Date, Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and other amounts with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Assumption shall not become effective until (a) counterparts of this Assignment and Assumption are executed and delivered by Assignor and Assignee to Borrower, Agent and each Bank, (b) Borrower, Agent and each Bank execute such counterparts, and (c) if the Effective Date is ninety (90) days or more after the Closing Date of the Credit Agreement, Agent receives a processing fee of $2,500 from Assignor or Assignee.

     8. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws.


                                ASSIGNOR:


                                By:
                                Name:
                                Title:


<PAGE 4>
                                ASSIGNEE:
Address:



Attn:                                By:
Tel:                                 Name:
Fax:                                 Title:


LIBOR Lending Office:

Attn:
Tel:
Fax:


                                AGENT:
                                NATIONSBANK OF TEXAS, N.A.
                                                    as Agent



                                By:
                                Name:
                                Title:

Accepted and approved this ____ day
of ________________________, 199__:


BERRY PETROLEUM COMPANY, Borrower



By:
Name:
Title:

<PAGE 5>

Accepted and approved this ____ day
of ________________________, 199__:


[BANK]



By:
Name:
Title:


Accepted and approved this ____ day
of ________________________, 199__:


[BANK]


By:
Name:
Title:

                                SCHEDULE 1

                          FINANCIAL INSTITUTIONS


Banks                     Commitment Amount            Commitment Percentage

NationsBank of Texas, N.A.  $150,000,000                       100%




           Banks                         Domestic Lending Office
                                           901 Main Street, 64th Floor
                                           Dallas, Texas  75202
NationsBank of Texas, N.A.                 Fax No. (214) 508-1285


Eurodollar Lending Office                    Address for Notice
901 Main Street, 64th Floor                901 Main Street, 64th Floor
Dallas, Texas  75202                       Dallas, Texas  75202
Fax No. (214) 508-1285                     Fax No. (214) 508-1285


Agent - Address:

901 Main Street, 64th Floor
Dallas, Texas  75202
Attn:  Richard P. Stults
Fax: (214) 508-1285

                           SCHEDULE 2

                      INVESTMENT GUIDELINES

1  Commercial Paper    A maximum of 70% of the portfolio is to be invested
                       in commercial paper with a rating of A1/P1 or better.
                       Maximum 10% in any one issuer.

2  Short-term bonds    60% maximum.  RAN's, TAN's, BAN's or equivalents are
   including RAN's,    to be direct state obligations or insured instruments
   TAN's, BAN's or     only.  AAA or AA state-rated GO's with no more than
   equivalent          10% in any one state.

3  US treasury bills   15% minimum, 100% maximum with no more than 10%
   notes or bonds      maturing beyond 2 years.

4  Repurchase          5% maximum secured by US treasuries with overnight
   Agreements          liquidity.

5  Certificate of      10% maximum in banks with O'Keefe rating of B or
   Deposit             better, or Standard & Poor's/Moody's long-term debt
                       rating of AA/aa or better.  Domestic banks only.

6  Auction/Money       25% only in issuers with CP rating of A1/P1 or better
   Market Preferreds   Auction market preferreds should have AAA/aaa rating.

7  Short-term bonds    10% maximum in well known liquid agency bonds or notes
   or notes issued     out to 2 years.
   By agencies of the
   US

8  Corporate debt      A maximum of 15% of the portfolio may be invested in
                       corporate debt rated A1/a or better out to 2 years.

9  Collateralize       No collateralized mortgage obligations, bankers
   Obligations/        acceptances, zero coupon bonds or warrants.
   Bankers Acceptances

10 A maximum of 50% of portfolio can be in the 1 to 2 year period.

                            SCHEDULE 3

                            LITIGATION

1     On December 25, 1993, the Company experienced a crude oil spill on its
PRC735 State lease located in the West Montalvo field in Ventura County, California. The clean-up of the spill was substantially completed in January 1994. The Company negotiated a resolution of the state criminal investigation for a total of $.6 million in August 1994. Governmental investigations continue regarding potential civil and federal criminal penalties, if any.

      Management believes the Company has an adequate amount of insurance coverage for the majority of the costs associated with the spill and has received preliminary coverage letters from its insurance carriers tendering coverage, subject to certain reservations. The Company estimates the total cost of the spill, net of insurance reimbursement, to be a minimum of $3.3 million and a maximum of $5.1 million. The minimum amount was expensed by the Company ($1.3 million in 1994 and $2 million in 1993). The costs incurred and estimated to be incurred in connection with the spill not yet paid by the Company are included in current liabilities at September 30, 1996, and the probable remaining minimum insurance reimbursement is included in accounts receivable. As of September 30, 1996, the Company had received approximately $8.1 million under its insurance coverage as reimbursement for costs incurred and paid by the Company associated with the spill.

2     On May 6, 1996, Berry Petroleum filed a complaint against Rincon Island
Limited Partnership and Windsor Energy Corporation ("Rincon") for breach of an obligation under the Purchase and Sale Agreement by which Berry sold its Rincon, et al., to reimburse Berry for certain expenses related to a pipeline connection. The prayer in the complaint is $472,893.90. On or about June 13, 1996, Rincon cross-complained against Berry denying the obligation to pay as described in the complaint and asserting causes of action for breach of contract, negligence, negligent misrepresentation and fraud. The prayer in the cross-complaint filed for fraud is for compensatory and punitive damages. Answers have been filed to the complaint and the cross-complaint and the matter is proceeding to discovery.

                            SCHEDULE 4

                     ENVIRONMENTAL DISCLOSURE

Investments in real property generally, and especially investments in oil and gas producing properties, create a potential for environmental liability on the part of the owner of such real property. No formal Phase I or Phase II environmental studies have been done on the properties of the Company. The Company does maintain policies and practices with regard to compliance with environmental statutory and regulatory requirements. While the Company strives to maintain its compliance, there can be no assurance that there may not be environmental issues related to such properties; however, the Company has no specific knowledge of any material outstanding environmental claims except as follows:

Montalvo Oil Spill - On December 25, 1993, the Company experienced crude oil spill on its PRC735 State lease located in the West Montalvo field in Ventura County, California. The clean-up of the spill was substantially completed in January 1994. The Company negotiated a resolution of the state criminal investigation for a total of $.6 million in August 1994. Governmental investigations continue regarding potential civil and federal criminal penalties, if any. Management believes the Company has an adequate amount of insurance coverage for the majority of the costs associated with the spill and has received preliminary coverage letters from its insurance carriers tendering coverage, subject to certain reservations. The Company estimates the total cost of the spill, net of insurance reimbursement, to be a minimum of $3.3 million and a maximum of $5.1 million. The minimum amount was expensed by the Company ($1.3 million in 1994 and $2 million in 1993). The costs incurred and estimated to be incurred in connection with the spill not yet paid by the Company are included in current liabilities at September 30, 1j996, and the probable remaining minimum insurance reimbursement is included in accounts receivable. As of September 30, 1996, the Company had received approximately $8.1 million under its insurance coverage as reimbursement for costs incurred and paid by the Company associated with the spill.

                            SCHEDULE 5


                      PRINCIPAL SHAREHOLDERS


                          C.J. Bennett
                        William F. Berry
                        Winifred Lowell